UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Zomax Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, no par value per share
	(2)	Aggregate number of securities to which transaction applies:

34,457,412 shares of common stock outstanding as of August 15, 2006 (including restricted stock, whether or not the risks of forfeiture have lapsed, and shares issuable in connection with the settlement of a prior shareholder litigation)

3,173,591 options to purchase shares of common stock as of August 15, 2006
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$2.09 per share
	(4)	Proposed maximum aggregate value of transaction:

$72,015,991 for shares of common stock outstanding (including restricted stock, whether or not the risks of forfeiture have lapsed, and shares issuable in connection with the settlement of a prior shareholder litigation)

$72,633 for options to purchase shares of common stock
Total consideration $72,088,624

The filing fee was determined by adding (x) the product of (i) the number of shares of common stock that are proposed to be acquired in the merger, including restricted stock, whether or not the risks of forfeiture have lapsed, and (ii) the merger consideration of $2.09 in cash per share, plus (y) the amount expected to be paid to holders of options per share of common stock to purchase shares of common stock which is the difference between the exercise price of the options and the $2.09 per share price.  The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the total consideration by 0.000107.

	(5)	Total fee paid:
$7,713.48
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                    , 2006

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Zomax Incorporated, a Minnesota corporation (“Zomax”), which will be held at                                                  , Minnesota on [                           ], 2006, at [               ], local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the acquisition of Zomax by Inomax, LLC, a Delaware limited liability company (“Inomax”), pursuant to the Agreement and Plan of Merger dated as of August 8, 2006 among Inomax, Zomax Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of Inomax, and Zomax. Inomax is a subsidiary of ComVest Investment Partners II LLC.

The merger agreement provides for, among other things, the merger of Merger Sub with and into Zomax, with Zomax surviving the merger and becoming a wholly-owned subsidiary of Inomax. If the merger is completed, you will be entitled to receive $2.09 in cash, without interest, for each share of common stock you own, unless you have properly exercised your dissenter’s rights under Minnesota law. Upon completion of the merger, Zomax will cease to be a public company.

The independent members of the board of directors, acting as a special committee, and the board of directors have approved the merger and the merger agreement, and have determined that the merger is fair to and in the best interests of Zomax and its shareholders. Accordingly, the special committee and the board of directors recommend that Zomax’s shareholders vote “FOR” the approval of the merger agreement. In considering the board’s recommendation that shareholders approve the merger agreement, shareholders should be aware that members of the board and special committee and executive officers of Zomax have interests in the merger both similar to and potentially different than those of other shareholders. The attached proxy statement provides a detailed description of such interests.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the proxy statement carefully because it explains the proposed merger and other related matters, including the conditions to the completion of the merger. The proxy statement is dated [                  ], 2006 and is first being mailed to shareholders on or about [                  ], 2006.

Under Zomax’s Articles of Incorporation and in accordance with Minnesota law, the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Zomax common stock entitled to vote. Only holders of record of Zomax common stock at the close of business on [                  ], 2006 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Accordingly, your vote is very important.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE YOUR SHARES BY TELEPHONE, INTERNET OR MAIL BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently revoke your proxy and choose to vote in person at the special meeting.

Thank you for your continued support.

ZOMAX INCORPORATED
Anthony Angelini,
President and Chief Executive Officer
Plymouth, Minnesota
[ ], 2006

5353 Nathan Lane, Plymouth, MN 55442

TEL: (763) 553-9300 FAX: (763) 553-0826 WEB: www.zomax.com

ZOMAX INCORPORATED
5353 Nathan Lane North
Plymouth, MN 55442

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
[                ], 2006

TO THE SHAREHOLDERS:

A special meeting of shareholders of Zomax Incorporated, a Minnesota corporation, will be held on [                ,                 , 2006, at                 , local time], at [                                                ,] Minnesota, for the following purposes:

1.      To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of August 8, 2006 among Inomax, a Delaware limited liability company, Zomax Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Inomax (“Merger Sub”), and Zomax, as it may be amended from time to time, pursuant to which Merger Sub will be merged with and into Zomax, with Zomax surviving the merger and becoming a wholly-owned subsidiary of Inomax. Upon completion of the merger, each share of Zomax’s common stock (other than shares held by shareholders who properly assert their dissenter’s rights under Minnesota law) will be converted into the right to receive $2.09 in cash, without interest. If the merger is completed, we will cease to be a public company.

2.      To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Agreement and Plan of Merger.

Zomax has one class of voting securities outstanding, namely common stock, no par value per share. Only holders of Zomax’s common stock outstanding at the close of business on [                ], 2006 are entitled to notice of the special meeting and to vote at the meeting.

Your vote is important, regardless of the number of shares you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Zomax common stock outstanding at the close of business on [                    ], 2006. Abstentions and broker non-votes will not be counted as having been voted in favor of approval of the merger agreement. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement. The proposal to adjourn the meeting, if necessary or appropriate, requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions are considered present and entitled to vote and therefore will have the same effect as a vote against any proposal to adjourn the meeting. Broker non-votes are considered present, but not entitled to vote at the meeting and will therefore not affect the vote on any proposal to adjourn the special meeting.

The independent members of the board of directors, acting as a special committee, and the board of directors have approved the merger and the merger agreement, and have determined that the merger is fair to and in the best interests of Zomax and its shareholders. Accordingly, the special committee and the board of directors recommend that Zomax’s shareholders vote “FOR” the approval of the merger agreement. In considering the board’s recommendation that shareholders approve the merger agreement, shareholders should be aware that members of the board and special committee and executive officers of Zomax have interests in the merger both similar to and potentially different than those of other shareholders. The attached proxy statement provides a detailed description of such interests.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card and do not vote by telephone or Internet, the effect will be that your shares of Zomax common stock will not be counted as having been voted to approve the merger agreement or for the purposes of determining whether a quorum is present at the special meeting. If you are a shareholder of record and do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person at the special meeting.

Shareholders of Zomax who do not vote in favor of the approval of the merger agreement will have the right to demand the fair value of their shares if the merger is completed, but only if they comply with all of the requirements of the laws of the State of Minnesota, which are summarized in the accompanying proxy statement.

By Order Of The Board Of Directors
Anthony Angelini,
President and Chief Executive Officer
Plymouth, Minnesota
, 2006

i

ANNEX A	Agreement and Plan of Merger by and among Inomax, LLC, Zomax Merger Corp., a wholly-owned subsidiary of Inomax, and Zomax Incorporated, dated August 8, 2006	A-1
ANNEX B	Opinion of Jefferies & Company, Inc.	B-1
ANNEX C	Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act	C-1

ii

ZOMAX INCOPORATED

5353 Nathan Lane North

Plymouth, MN  55442

PROXY STATEMENT

Special Meeting of Shareholders

To be Held [                 ], 2006

Unless we otherwise indicate or unless the context requires otherwise:  all references in this document to “Zomax,” “we,” “our,” and “us” refer to Zomax Incorporated and its subsidiaries; all references to “Inomax” refer to Inomax, LLC; all references to “ComVest” refer to ComVest Investment Partners II LLC; all references to “Merger Sub” refer to Zomax Merger Corp.; all references to the “merger agreement” refer to the Agreement and Plan of Merger dated as of August 8, 2006 among Inomax, Merger Sub and Zomax, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement; all references to the “merger” refer to the merger contemplated by the merger agreement and all references to “Common Shares” refer to the shares of Zomax’s common stock, which have no par value (except solely for the purpose of any statute or regulation imposing a tax or fee based on the capitalization of Zomax, in which case par value is $.01 per share).

SUMMARY TERM SHEET

•       The Parties to the Merger Agreement.   Zomax Incorporated, a Minnesota corporation, Inomax, LLC, a Delaware limited liability company and a wholly-owned subsidiary of ComVest Investment Partners II LLC, and Zomax Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Inomax. See “The Parties to the Merger Agreement” beginning on page 13.

•       The Merger Agreement.   You are being asked to consider and vote upon the approval of a merger agreement providing for the acquisition of Zomax by Inomax pursuant to which Merger Sub will be merged with and into Zomax, with Zomax surviving the merger as a wholly-owned subsidiary of Inomax. Upon completion of the merger, each outstanding Common Share (other than shares held by a shareholder who properly asserts dissenter’s rights under Minnesota law) will be converted into the right to receive $2.09 in cash, without interest, and Zomax will cease to be a public company. See “The Merger Agreement” beginning on page 34.

•       Timing and Likelihood of Closing.   We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed promptly following approval of the merger agreement at the special meeting, assuming satisfaction or waiver of all other conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the completion of the merger and the likelihood of the consummation thereof cannot be predicted. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 45. If any of the conditions in the merger agreement are not satisfied or waived, the merger agreement may be terminated and the merger would not be completed.

•       Merger Consideration.   Upon completion of the merger, unless you properly assert your dissenter’s rights under Minnesota law, you will be entitled to receive $2.09 in cash, without interest, for each Common Share that you own, less any applicable withholding taxes. See “The Merger Agreement—Merger Consideration” on page 35. Upon closing, all outstanding options to acquire Common Shares become fully vested and each holder of an option will be entitled to receive in cash an amount equal to (i) the number of Common Shares subject to such option multiplied by (ii) the merger consideration less the exercise price of such option and less any applicable withholding taxes. Upon closing, the risks of forfeiture related to outstanding restricted stock will lapse and each holder of restricted stock will be entitled to receive $2.09 per share in cash. See “The Merger Agreement—Treatment of Options to Acquire Common Shares and Restricted Stock” beginning on page 36.

•       Board Recommendation.   Both the special committee of our board of directors (consisting of all of our directors other than our President and CEO, Anthony Angelini) and our board of directors (with Mr. Angelini abstaining to avoid any appearance of a potential conflict of interest) approved the merger and recommend that Zomax’s shareholders vote “FOR” the approval of the merger agreement. See “The Merger—Recommendation of Our Board of Directors” on page 18.

•       Interests of Our Directors and Executive Officers in the Merger.   In considering the recommendations of the board of directors and of the special committee of the board of directors to vote “FOR” the approval of the merger agreement, Zomax’s shareholders should be aware that some of Zomax’s executive officers and members of its board of directors may have interests in the transaction that are different from, and/or in addition to, the interests of Zomax’s shareholders generally and that may present them with actual or potential conflicts of interest. The members of the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved. These differing interests include the following arrangements:

•       Accelerated vesting of unvested stock options held by Zomax’s executive officers and directors in connection with the cancellation and settlement of all stock options as part of the merger;

•       Zomax’s 2006 bonus plan that ties one-half (50%) of each officer’s cash bonus to completion of a strategic transaction or transactions such as the merger;

•       Accelerated lapsing of risks of forfeiture related to outstanding restricted stock held by Zomax’s executive officers;

•       Ongoing discussions between Inomax and Anthony Angelini, Zomax’s CEO, regarding his possible role with Inomax as a consultant or officer after the merger;

•       Employment agreements between Zomax and its executive officers that, among other things, provide severance benefits upon termination of employment in connection with transactions such as the merger; and

•       Certain indemnification rights of Zomax’s directors and executive officers.

See “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 29.

•       Opinion of Jefferies & Company, Inc.   Jefferies & Company, Inc., which is referred to as Jefferies, served as Zomax’s financial advisor in connection with the merger. On August 8, 2006, Jefferies rendered to Zomax’s board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Common Shares pursuant to the merger was fair, from a financial point of view, to those holders. The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. The Jefferies opinion was provided to Zomax’s board of directors in connection with its consideration of the merger. The Jefferies opinion does not constitute a recommendation as to how any shareholder should vote on the merger or any other matter. Zomax and its board of directors encourage Zomax’s shareholders to read the Jefferies opinion carefully and in its entirety.  The summary of the Jefferies opinion in this proxy statement is qualified in its entirety by reference to the full text of the Jefferies opinion. Zomax has agreed to pay Jefferies a fee for its services in connection with the merger, a portion of which was paid as a retainer, a portion of which was paid upon delivery of Jefferies’ opinion to the board and a significant portion of which is payable contingent on the consummation of the merger. See “The Merger—Opinion of Jefferies & Company, Inc.” on page 19.

•       Record Date, Quorum and Voting Power.   You are entitled to vote at the special meeting if you owned Common Shares at the close of business on [                      ], 2006, the record date for the special meeting. Each outstanding Common Share on the record date is entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [                      ] Common Shares outstanding and entitled to vote at the special meeting. Such number of shares does not include 1,125,000 shares to be issued by Zomax prior to the merger pursuant to the settlement of previous shareholder litigation.  A quorum will be considered present at the special meeting if the holders of a majority of the outstanding Common Shares entitled to vote are present at the meeting, either in person or represented by proxy. See “The Special Meeting—Record Date, Quorum and Voting Power” on page 11.

•       Shareholder Vote Required to Approve the Merger Agreement.   For us to complete the merger, shareholders as of the close of business on the record date holding at least a majority of the Common Shares outstanding as of the close of business on the record date must vote “FOR” the approval of the merger agreement. See “The Special Meeting—Required Vote” on page 12.

•       Voting by Directors and Executive Officers.   As of [                      ], 2006, the record date for the special meeting, the current directors and executive officers of Zomax held and are entitled to vote, in the aggregate, 4,482,373 Common Shares (excluding shares subject to options but including outstanding shares of restricted stock), representing approximately 13% of the outstanding Common Shares. Each of our directors and executive officers has informed Zomax that he or she intends to vote all of his or her Common Shares “FOR” the approval of the merger agreement. See “The Special Meeting—Voting by Directors and Executive Officers” on page 12.

•       Material U.S. Federal Income Tax Consequences.   The merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the cash you receive in the merger and the adjusted tax basis in the Common Shares you surrender in the merger. Because determining the tax consequences of the merger can be complicated, we urge you to consult your own tax advisor regarding the particular tax consequences of the merger to you. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 32.

•       Dissenter’s Rights of Appraisal.   The laws of the State of Minnesota provide you, as a shareholder, with the right to dissent from the proposal to approve the merger agreement and to demand the fair value of your Common Shares as determined by a court proceeding, and to receive payment in cash based on that valuation. The ultimate amount you receive for your shares as a dissenting shareholder in a dissenter’s proceeding may be more, less or the same as the amount you would have received under the merger agreement. Your failure to follow exactly the procedures specified under the laws of the State of Minnesota will result in the loss of your dissenter’s rights. See “Dissenter’s Rights of Appraisal” beginning on page 52 and Annex C, Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

•       Financing by Inomax of Merger and Related Transactions.   Inomax and Merger Sub estimate that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration for outstanding Common Shares and restricted stock and payment of the aggregate amount payable to the holders of options) will be approximately $72 million, which is expected to be funded by cash, third party loans and/or other sources of immediately available funds. The consummation of the merger and the related transactions are not subject to any conditions related to the obtaining of financing. However, if Inomax and Merger Sub are not able to secure financing sufficient to complete the merger and the merger is not completed for that reason, Inomax is required to pay a termination fee to Zomax of $3,000,000. ComVest has entered into a guarantee dated August 8, 2006, to guarantee the payment of the termination fee by Inomax. See “The Merger—Financing by Inomax of Merger and Related Transactions” on page 29.

•       Regulatory and Other Governmental Approvals.   The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. Inomax filed its Notification and Report Form with the Antitrust Division and the FTC on August 22, 2006. Zomax expects to make its filing on or about August 23, 2006. The waiting period is 30 days after both parties have filed the notification forms, unless the Federal Trade Commission terminates the waiting period earlier or if the reviewing agency issues a formal request for additional information and documentary material. Except for the required filings under the HSR Act and the filing of the articles of merger with the Secretary of State of Minnesota at or before the effective time of the merger, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger. See “The Merger—Regulatory and Other Governmental Approvals” on page 34.

•       Certain Effects of the Merger.   At the effective time of the merger, all assets of every description and the business of each of Zomax and Merger Sub shall vest in Zomax, as the surviving corporation, and all debts, claims, liabilities and obligations of each of Zomax and Merger Sub shall become the debts, claims, liabilities and obligations of Zomax as the surviving corporation, all as provided under the Minnesota Business Corporation Act. Zomax will be a wholly-owned subsidiary of Inomax and cease to be a public company following the merger. See
“The Merger—Certain Effects of the Merger” on page 28.

•       Conversion of Shares; Payment Procedures.   As soon as practicable after the effective time of the merger, an exchange agent mutually acceptable to Inomax and Zomax will mail a letter of transmittal and instructions to all shareholders of Zomax. The letter of transmittal and instructions will tell you how to surrender your Common Shares in exchange for the merger consideration, without interest. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the exchange agent without a letter of transmittal. See “The Merger Agreement—Conversion of Shares; Payment Procedures” on page 36.

•       No Solicitation.   The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Zomax and our ability to change or withdraw our recommendation of the merger agreement. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation”), so long as Zomax complies with the terms of the merger agreement. Either of the board of directors or special committee of the board of directors may also withhold, withdraw, or modify its recommendation of the merger agreement if (i) it determines in good faith (after consultation with its advisors) that such acquisition proposal is a superior proposal and (ii) it concludes in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to Zomax shareholders under applicable law. However, Inomax has the right, within three business days of its receipt of written notice from Zomax of a superior proposal, to make an offer that the board or special committee determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to Zomax shareholders as such superior proposal. Under certain circumstances, if Zomax terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal, Zomax is required to pay to Inomax a termination fee of $1,500,000 plus reimbursement of reasonable out-of-pocket costs, fees and expenses not to exceed $1,000,000. See “The Merger Agreement—No Solicitation; Superior Proposal” on page 42.

•       Conditions to the Completion of the Merger.   Before Zomax can complete the merger, a number of conditions must be satisfied (or waived by Inomax or Zomax, as appropriate, to the extent permitted by law). These include, among others:

•       the approval of the merger agreement by Zomax’s shareholders;

•       the absence of any law or order by any governmental authority which prohibits the consummation of the merger;

•       the expiration or termination of the waiting period under the HSR Act;

•       the truth and accuracy as of the closing date of Zomax’s, Inomax’s and Merger Sub’s representations and warranties, subject to certain qualifications;

•       the performance, in all material respects, by each of Zomax Inomax, and Merger Sub of its obligations under the merger agreement;

•       no “material adverse effect” having occurred with respect to Zomax;

•       Zomax having certain minimum amounts of cash and net working capital; and

•       the holders of not more than 20% of the outstanding Common Shares having asserted dissenters’ rights for appraisal of their Common Shares.

See “The Merger Agreement—Conditions to the Completion of the Merger” on page 45.

•       Termination of the Merger Agreement.   The merger agreement may be terminated upon the occurrence of various events specified in the merger agreement, including, among other things:

•       the mutual agreement of Zomax and Inomax;

•       the failure to consummate the merger by December 31, 2006, subject to extension until up to February 15, 2007 if the Federal Trade Commission or Antitrust Division requests additional information under the HSR Act;

•       the failure of Zomax’s shareholders to approve the merger agreement at the special meeting or any adjournment of the special meeting;

•       if our board of directors or special committee, pursuant to and in compliance with the terms of the merger agreement, has either (i) approved or recommended to the shareholders any superior proposal, or (ii) withheld, withdrawn or modified its recommendation of the merger agreement;

•       certain types of breaches of the non-terminating party’s representations, warranties or obligations under the merger agreement which are not cured within a specified cure period; or

•       the existence of a law or governmental order prohibiting the merger.

See “The Merger Agreement—Termination of the Merger Agreement” on page 47.

•       Termination Fees and Expenses.   If the merger agreement is terminated under certain circumstances, Zomax will be obligated to pay a termination fee of up to $1,500,000 (plus reimbursement of up to $1,000,000 of reasonable costs, fees and expenses) to Inomax. If the merger agreement is terminated under certain circumstances as a result of a breach by Inomax, then Inomax will be obligated to pay to Zomax a termination fee of $3,000,000. ComVest has entered into a guarantee dated August 8, 2006, to guarantee the payment of the termination fee by Inomax. Such payments are intended to be liquidated damages and each party’s sole and exclusive remedy arising out of such terminations. See “The Merger Agreement—Termination Fees” and “The Merger Agreement—Expenses” on pages 48 and 49.

•       Market Prices of Zomax’s Common Shares.   The Common Shares are traded on The NASDAQ Global Market under the trading symbol “ZOMX.”  The closing sale price of a Common Share on August 8, 2006, which was the last trading day before the announcement of the execution of the merger agreement, was $1.43 per share. The average trading price of a Common Share over the prior three-month period was approximately $1.59. On [                    ], 2006, which was the last trading day before the date of this proxy statement, the closing sale price of a Common Share was [$               ] per share. As a result of the merger, Zomax will be a privately-held company and the Common Shares will cease to be traded on the NASDAQ Global Market. See “ Market Prices of Zomax’s Common Shares” on page 49.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:             When and where is the special meeting?

A:             The special meeting of Zomax’s shareholders will be held at [                    ] local time, on [                    ], 2006, at [                                              ], Minnesota.

Q:             What matters will I vote on at the special meeting?

A:             You will vote on:

•       the approval of the merger agreement pursuant to which Zomax will become a wholly-owned subsidiary of Inomax and cease to be a public company and each Common Share (other than shares held by a shareholder who properly asserts dissenter’s rights under Minnesota law) will be converted into the right to receive $2.09 in cash; and

•       the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement.

Q:             Who is soliciting my proxy?

A:             The proxy is being solicited by the board of directors.

Q:             How does Zomax’s board of directors recommend that I vote on the proposals?

A:             The independent members of the board of directors, acting as a special committee, and the board of directors recommend that you vote:

•       “FOR” the proposal to approve the merger agreement; and

•       “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the board’s recommendation that shareholders approve the merger agreement, shareholders should be aware that members of the board and special committee and executive officers of Zomax have interests in the merger both similar to and different than those of other shareholders. This proxy statement provides a detailed description of such interests.

Q:             When is the merger expected to be completed?

A:             We expect to complete the merger during the fourth quarter of this year.

Q:             What vote of shareholders is required to approve the merger agreement?

A:             Approval of the merger agreement requires that shareholders holding a majority of the outstanding Common Shares as of the close of business on the record date for the special meeting, [             , 2006], vote “FOR” the approval of the merger agreement.

Q:             What vote of shareholders is required to adjourn the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:             The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the shares present (whether in person or by proxy) and entitled to vote on this proposal at the meeting (provided that a quorum is present at the commencement of the meeting).

Q:             Who is entitled to vote?

A:             Shareholders as of the close of business on [               ], 2006, the record date for the special meeting, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, [               ] Common Shares, held by approximately [               ] shareholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote for each share you own.

Q:             What does it mean if I get more than one proxy card?

A:             If you have Common Shares that are registered in different names and/or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:             How do I vote without attending the special meeting?

A:             If you are a registered shareholder (that is, if you hold Common Shares in certificated form in your name), you may vote your shares by telephone, Internet or mail by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by your broker, bank or other nominee with this proxy statement.

Q:             How do I vote in person at the special meeting?

A:             If you are a registered shareholder, you may attend the special meeting and vote your shares in person at the special meeting by giving us a signed proxy card or ballot before the voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If your shares are held in “street name”, only your broker can vote your shares. (Shares purchased through a broker, typically, are registered and held in the name of an entity designated by the brokerage firm, in which event the shares are referred to as being held in “street name”.)

Q:             If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:             Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee with this proxy statement regarding how to instruct your nominee to vote your shares. Without those instructions, your shares will not be voted. If your broker, bank or other nominee fails to contact you, you should contact your broker, bank or nominee directly.

Q:             Can I change my vote?

A:             You may revoke or change your proxy at any time before it is voted. If you are a registered shareholder, you may revoke or change your proxy before it is voted by:

•       filing a notice of revocation, which is dated a later date than your proxy, with an officer of Zomax; or

•       submitting a duly executed proxy bearing a later date.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.

Q:             What happens if I sell my shares before the special meeting?

A:             If you were a shareholder of record on                    , 2006, the record date, you retain your right to vote the Common Shares held by you on such date at the special meeting. If you held your Common Shares in “street name” on the record date, you retain your right to direct your broker or other nominee to vote at the special meeting. If you transfer your Common Shares after the record date but prior to the date on which the merger becomes effective, you will not be entitled to the merger consideration of $2.09 per share for those Common Shares that you have sold. The right to receive the merger consideration for such shares will pass to the person who owns the shares when the merger is completed.

Q:             What is a quorum?

A:             A quorum of the holders of the outstanding Common Shares must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding Common Shares entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:             How are votes counted?

A:             For the proposal relating to the approval of the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will count for the purpose of determining whether a quorum is present. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the Common Shares outstanding as of the close of business on the record date. Abstentions and broker non-votes will not be counted as having been voted in favor of approval of the merger agreement. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. This proposal requires the affirmative vote of the holders of a majority of the outstanding Common Shares that are present in person or by proxy at the special meeting and entitled to vote on this proposal (provided a quorum is present at the commencement of the meeting). Abstentions are considered present and entitled to vote and therefore will have the same effect as a vote against any proposal to adjourn the meeting. Broker non-votes are considered present, but not entitled to vote on this proposal and therefore will not affect the vote on any proposal to adjourn the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast in favor of the merger agreement proposal, and will not count as voted on the adjournment proposal, but will count for the purpose of determining whether a quorum is present.

Q:             Is it important for me to vote?

A:             Yes, because we cannot complete the merger without a quorum (as described above) of the holders of the outstanding Common Shares present at the special meeting and the affirmative vote in favor of the merger agreement by the holders of a majority of the Common Shares outstanding on the record date.

Q:             Am I entitled to dissenters’ or appraisal rights?

A:             Under Minnesota law, a shareholder is entitled to appraisal rights with respect to the merger if the shareholder gives written notice to Zomax before the merger is submitted to a vote at the special meeting that the shareholder intends to demand payment for his, her or its shares if the merger agreement is approved, does not vote his, her or its shares in favor of approval of the merger agreement and carefully follows the statutory procedure set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, a copy of which is attached to this proxy statement as Annex C. See “Dissenter’s Rights of Appraisal” on page 52.

Q:             Who will bear the cost of this solicitation?

A:             The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Zomax. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of Zomax, none of whom will receive additional compensation therefor. Zomax will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:             Will a proxy solicitor be used?

A:             No.

Q:             Should I send in my share certificates now?

A:             No. Assuming the merger is completed, you will receive, shortly thereafter, a letter of transmittal with instructions informing you how to send your share certificates to the exchange agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange Zomax share certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:             Who can help answer my other questions?

A:             If you have more questions about the special meeting or the merger, you should contact Richard Barnes, Chief Financial Officer, at (763) 553-9300.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Zomax, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Opinion of Jefferies & Company, Inc.” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Zomax. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder approval and regulatory approvals;

•       the uncertain effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees, suppliers and customers;

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may require us to pay a termination fee and related expenses to Inomax;

•       the risk that the merger may not be completed in a timely manner or at all, which may materially adversely affect our business, future prospects and the price of our Common Shares;

•       the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•       the risk that we may be subject to litigation in connection with the merger;

•       risks related to diverting management’s attention from our ongoing business operations;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived;

•       macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services;

•       consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers;

•       our ability to make the proper strategic choices with respect to pursuing profitable growth in our business;

•       increased competition within our industry and increased pricing pressure from our customers;

•       the volatility of polycarbonate prices;

•       our dependence on relatively few customers for a majority of our revenues;

•       fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; and

•       the other risks and uncertainties set forth in Zomax’s publicly filed documents, including Zomax’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders to be held on [                ], 2006, starting at [                     ] local time, at                                           , Minnesota. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement, and approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about [                  ], 2006.

Recommendation of the Board of Directors

The independent members of the board of directors, acting as a special committee, and the board of directors have approved the merger and the merger agreement, and have determined that the merger is fair to and in the best interests of Zomax and its shareholders. Accordingly, the special committee and the board of directors recommend that Zomax’s shareholders vote “FOR” the approval of the merger agreement. In considering the board’s recommendation that shareholders approve the merger agreement, shareholders should be aware that members of the board and special committee and executive officers of Zomax have interests in the merger both similar to and potentially different than those of other shareholders. Please see the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 29 for a description of such interests.

Record Date, Quorum and Voting Power

The holders of record of Common Shares at the close of business on [                   ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [                     ] Common Shares issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding Common Share on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.

A quorum of the holders of the outstanding Common Shares must be present for the special meeting to be held. A quorum is present if the holders of a majority of the Common Shares entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will need to be established at the reconvened meeting.

Required Vote

For us to complete the merger, shareholders as of the close of business on the record date holding at least a majority of the Common Shares outstanding as of the close of business on the record date must vote in favor of approval of the merger agreement. Abstentions and broker non-votes will not be counted as having been voted in favor of approval of the merger agreement. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of shares present and entitled to vote on this proposal at the special meeting in person or by proxy (provided that a quorum is present at the commencement of the meeting). Abstentions are considered present and entitled to vote on this proposal and therefore will have the same effect as a vote against any proposal to adjourn the meeting. Broker non-votes are considered present, but not entitled to vote on this proposal and therefore will not affect the vote on any proposal to adjourn the special meeting.

In order for your Common Shares to be included in the vote, if you are a registered shareholder (that is, if you hold your shares in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or you may vote in person at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee directly and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on the proposal to approve the merger agreement, and will therefore have the same effect as a vote cast against that proposal.

Voting by Directors and Executive Officers

As of [                    ], 2006, the record date for the special meeting, the current directors and executive officers of Zomax held and are entitled to vote, in the aggregate, 4,482,373 Common Shares (excluding shares subject to options but including outstanding restricted stock, whether or not risks of forfeiture have lapsed), representing approximately 13% of the outstanding Common Shares. Each of our directors and executive officers has informed Zomax that he or she intends to vote all of his or her shares “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. None of our directors or executive officers has entered into any voting agreements relating to the merger.

Proxies; Revocation

If you vote your Common Shares by telephone or Internet or by signing a proxy, your shares will be voted at the special meeting in accordance with your instructions. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement, and “FOR” adjournment of the meeting, if necessary or appropriate to solicit additional proxies.

You may revoke or change your proxy at any time before it is voted. If you have not voted through a broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•       filing a notice of revocation that is dated after the date of your proxy with an officer of Zomax; or

•       submitting a duly executed proxy bearing a later date.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street” name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.

Under Minnesota law, no matter, other than the proposal to approve the merger agreement and the proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, may properly be brought before the special meeting.

Shareholders should NOT send share certificates with their proxy cards.   If the merger is completed, shareholders will be mailed a transmittal letter form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Zomax. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of Zomax, none of whom will receive additional compensation therefor. Zomax will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders of Zomax who have already sent in their proxies may revoke them prior to their use at the special meeting, reconvened following such adjournment, in the manner described above.

THE PARTIES TO THE MERGER AGREEMENT

Zomax Incorporated

We are a corporation incorporated under the laws of the State of Minnesota with our principal executive offices at 5353 Nathan Lane North, Plymouth, Minnesota 55442. Our telephone number is (763) 553-9300. Zomax helps companies more efficiently bring their products and content to market worldwide. Our comprehensive program management approach helps companies develop, manage and improve their rapidly changing product and program supply chains. Zomax’s solutions leverage a modular suite of supply chain services that include project management, data management, customer contact and e-commerce services, sourcing management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management. Founded in 1993, Zomax currently operates eight facilities across the United States, Canada, Mexico and Ireland.

Zomax Merger Corp.

Zomax Merger Corp., which we refer to as Merger Sub, is a Minnesota corporation incorporated under the laws of the State of Minnesota on August 7, 2006 for the sole purpose of completing the merger with Zomax. Merger Sub is a wholly-owned subsidiary of Inomax. Merger Sub has not engaged in any business except in anticipation of the merger. The business address of Merger Sub is One North Clematis Street, Suite 300, West Palm Beach, Florida 33401 and its telephone number is (561) 868-6060.

Inomax, LLC

Inomax, LLC, which we refer to as Inomax, is a Delaware limited liability company formed for the purpose of owning all of the outstanding stock of Zomax. The business address of Inomax is

One North Clematis Street, Suite 300, West Palm Beach, Florida 33401 and its telephone number is (561) 868-6060. Inomax’s sole manager and member is ComVest.

THE MERGER

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to us. In light of the significantly changing marketplace, various business strategies and cost reduction initiatives were implemented over the last few years to stem declining revenues and continuing operating losses. During this period, we investigated strategic alternatives to maximize shareholder value. During 2005, our management and board of directors consulted with strategic advisors regarding transitioning our business strategy, reducing our operating costs and pursuing other strategic alternatives. After several meetings and further discussions between members of the board and our management, our board determined, at a meeting of the board held on January 13, 2006, that it was advisable and in the best interests of Zomax and its shareholders to simultaneously pursue a transition of the business strategy, initiate further cost reduction measures, explore potential strategic partners as it relates to parts of Zomax’s operations and to explore, with the assistance of consultants and investment bankers, additional strategic measures to enhance shareholder value, including, but not limited to a potential sale of Zomax. During this meeting, the board discussed with counsel their fiduciary duties in the context of considering strategic alternatives and the value of minimizing any potential conflicts or the appearance of any potential conflicts of interest. In that regard, Mr. Angelini determined he would abstain from voting on certain matters, including those related to a potential sale of Zomax.

After evaluation of potential financial advisors, we retained Jefferies & Company, Inc. on February 16, 2006 primarily based on the strength of that firm’s qualifications, expertise and reputation. Jefferies was retained to provide us with financial advice and assistance in connection with a possible sale or business transaction or series of transactions involving all or a material portion of our equity or assets.

In February and April 2006, the board of directors (with Mr. Angelini abstaining) and its compensation committee approved the following retention and change-in-control programs for our employees:  on February 22, 2006, the compensation committee approved the non-officer retention plan for selected key employees below the officer level; on April 17, 2006, the compensation committee approved the officer bonus plan, restricted stock grants to officers and certain key employees, changes to officers’ severance, and the non-officer bonus plan; and on April 19, 2006, the board of directors ratified the compensation committee’s actions of April 17, 2006. In discussing these arrangements, our board of directors and the compensation committee noted the increasing employee turnover and the critical importance of retaining key employees during the exploration and implementation of various strategic alternatives, including the possible sale of Zomax.

Following its engagement, Jefferies analyzed our strategic opportunities and began to contact potential strategic and financial acquirers of Zomax. From March through June 2006, Jefferies contacted approximately 20 potential acquirers to assess their interest in acquiring Zomax. Introductory information materials and a form of confidentiality agreement were distributed to potential acquirers beginning March 6, 2006. During this period, two potential acquirors met with management, including ComVest on April 11, 2006.

On March 9 and April 19, 2006, the board of directors met to discuss the continuing exploration of strategic alternatives. The board reaffirmed management’s continued exploration of the strategic projects approved at the January 13 meeting, including the transition of the business strategy, cost reduction efforts, evaluating potential strategic partners as it relates to parts of Zomax’s operations and the exploration of a potential sale of Zomax. On May 2, 2006, the board met with representatives of Jefferies during which time Jefferies reviewed for the board the work it undertook in connection with the exploration of a potential sale. Jefferies commented on the contacts it made with potential financial and strategic acquirers, noting that several stated that they were not interested in further exploring an acquisition of Zomax, 11 executed confidentiality agreements, two met with management and one submitted a preliminary letter of intent for the acquisition of Zomax at that point. Following a discussion between the board and its advisors regarding next steps, the board authorized management and Jefferies to pursue the preliminary offer received on April 26, 2006 (which offer was from ComVest and provided for cash consideration for outstanding Common Shares equal to $2.00 to $2.50 per share) and any other potential acquirers that were still exploring the opportunity, as well as to continue with the previously approved projects to transition the business strategy, reduce costs and continue discussions with potential strategic partners as it relates to parts of Zomax’s operations.

During the months of May and June 2006, we continued to explore other strategic alternatives while ComVest conducted its due diligence on a potential acquisition of Zomax with management and Zomax’s advisors. In mid-May 2006 and mid-June 2006, we held in-depth management presentations with ComVest.

On June 1, 2006, we received a non-binding offer from ComVest, which provided for cash consideration of $2.125 per share, certain financing contingencies and comments on a draft merger agreement previously provided to ComVest. Our board of directors reviewed this offer during a meeting held later that same day. On June 7, 2006, the board of directors met with management and representatives from Jefferies to further review the offer from ComVest. Jefferies summarized for our board the process to locate a buyer, the terms of the offer from ComVest and other key issues. Jefferies also reviewed the offer value compared to equity/stock value and enterprise value as well as the history of Zomax’s stock price and that of comparable companies, and steps to move the process forward. The board discussed the terms of the offer relative to the current and expected financial metrics of Zomax (including cash burn rate, working capital per share, liquidation value per share, restructuring and other one-time charges to improve performance, and revenue trends, among other things) and the status of the ongoing strategic initiatives to transition the business strategy, reduce costs and restructure or divest assets. The board directed management to address the key issues with ComVest’s offer, including those related to pricing and financing contingencies, while continuing to pursue other strategic alternatives.

On June 27, 2006, after further discussions with our management, ComVest revised its proposal for the acquisition of Zomax. The revised proposal provided for a cash merger of Zomax with a wholly-owned subsidiary of ComVest pursuant to which shareholders of Zomax would be paid $2.25 per share and was not subject to any financing contingency.  During a meeting on the same day, our board of directors discussed at length the revised offer, noting the market, operational, strategic and other analytical data previously discussed with our management and Jefferies. The directors reviewed with management and counsel the legal terms of the offer, the due diligence process and timeline. After much discussion, the independent directors determined that Zomax should proceed with the negotiation of a transaction with ComVest substantially on the terms and conditions set forth in its offer letter to Zomax, subject to the approval by the independent directors of the final terms of the transaction and the execution of a definitive agreement and any ancillary agreements. The board encouraged management to continue its pursuit and investigations of other strategic alternatives while the negotiations with ComVest proceeded. During the weeks that followed, ComVest continued its due diligence.

Management and counsel worked with ComVest and its counsel in negotiating the final merger agreement and completing the due diligence process, which included visits by  ComVest to certain of our facilities and joint visits with certain of our key customers. On July 27, 2006, the board of directors met with management and counsel to review the status of the negotiations with ComVest. In light of the addition of two new directors to the board on July 14, 2006, the directors discussed with counsel and reaffirmed an earlier position that the non-management directors would make determinations regarding any potential sale of Zomax. To formalize this position, a special committee was formed consisting of all the directors except Mr. Angelini. The special committee then authorized requesting Jefferies to provide an opinion as to whether the financial consideration to be received by our shareholders in the proposed merger with Inomax was fair from a financial point of view to our shareholders.

On August 6 and 7, 2006, upon completion of its due diligence, ComVest separately contacted Mr. Angelini and Paul Foley, a member of the special committee, regarding its intention to revise its offer to $2.00 per share. On August 7, 2006, ComVest formally submitted a revised offer to Zomax providing for merger consideration of $2.00 per share.  The special committee met later that day to discuss the revised offer with representatives of management, Jefferies and counsel. The special committee discussed at length the revised offer, the operational outlook of Zomax, which showed progress in reducing costs but continuing operating losses, the trend of continuing declines in revenue and cash, the stock price and its downward trend, the due diligence process, potential conflicts of interest, possible alternatives and next steps. After much discussion, the special committee noted that $2.00 per share was an unacceptable price. In light of ComVest’s prior contact with Mr. Foley, the special committee asked him to join Mr. Angelini in a discussion with ComVest in an effort to increase ComVest’s latest offer. Messrs. Foley and Angelini discussed the matter with ComVest, after which time, ComVest revised its latest offer to increase the merger consideration to $2.09 per share and to revise and/or remove certain conditions to closing and make certain other changes to the merger agreement requested by Zomax.

On August 8, 2006, the special committee and the board met to review and consider the most recent offer from ComVest, the merger agreement and the opinion of Jefferies. Jefferies delivered to the special committee and the board its oral opinion as investment bankers, which was confirmed by delivery of a written opinion dated August 8, 2006 addressed to the board that, as of such date and based upon and subject to various considerations and assumptions set forth in its written opinion, the merger consideration to be received by the holders of Common Shares pursuant to the merger was fair, from a financial point of view, to those holders. The full text of the written opinion of Jefferies, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached as Annex B to this proxy statement.

Following additional discussion and deliberation, the special committee unanimously approved the merger agreement with Inomax—and Merger Sub (each a wholly-owned subsidiary of ComVest), the merger and the other transactions contemplated by the merger agreement, authorized Zomax to enter into the merger agreement and resolved to recommend that our shareholders approve the merger agreement. The board of directors (with Mr. Angelini abstaining to avoid any appearance of conflict of interest) similarly approved these matters.

The merger agreement was executed by Zomax, Inomax and Merger Sub on the evening of August 8, 2006. On the morning of August 9, 2006, Zomax issued a press release announcing the merger.

Reasons for the Merger

In reaching its decision to approve the merger agreement with Inomax, the merger and the other transactions contemplated by the merger agreement, authorize Zomax to enter into the merger agreement and recommend that our shareholders vote to approve the merger agreement, the special committee (consisting of our independent directors) and the board of directors consulted with its financial and legal advisors and our management. The special committee and the board of directors considered a number of potentially positive factors, including the following material factors:

•       the current and historical market prices of our Common Shares, and the fact that the $2.09 per share to be paid for each share of our Common Shares in the merger represents a premium of approximately 46% over the closing price of our Common Shares on August 8, 2006, the last trading day before we announced the merger, and a premium of approximately 31% over the average closing price for the three months ended August 8, 2006;

•       the fact that the merger consideration is all cash (without any financing contingency), so that the transaction allows our shareholders to immediately realize fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•       the opportunity to create short-term liquidity for our shareholders at an attractive price given the challenging long-term prospects for our business and the industry in which we compete, including our declining revenue and the overall contraction of our industry;

•       the certainty to our shareholders of realizing in cash a fair value for their investment as a result of the merger as compared to the potential shareholder value that may be generated from the various strategic alternatives available;

•       the potentially challenging alternatives to the sale of Zomax, including continuing to operate Zomax on a stand-alone basis, selling certain assets or liquidating Zomax, including the risks associated with our ability to effect our strategic transition and reduce costs to achieve profitability particularly in light of declining revenues and changing market conditions, all of which were investigated and evaluated coincident with the strategic discussions on a possible sale of Zomax;

•       the fact that an extensive sale process was conducted by us, with the assistance of our financial and legal advisors, which involved engaging in discussions with approximately 20 parties to determine their interest in acquiring Zomax, entering into confidentiality agreements with 11 parties and receiving one definitive proposal to acquire Zomax;

•       the price proposed by ComVest reflected extensive negotiations between the parties and represented the highest offer that we had received for the acquisition of Zomax;

•       the presentation of Jefferies and its opinion as investment bankers that, as of the date of its opinion and based upon and subject to various considerations and assumptions set forth in its written opinion, the merger consideration to be received by the holders of Common Shares pursuant to the proposed merger is fair, from a financial point of view, to those holders (see “The Merger—Opinion of Jefferies & Company, Inc.” beginning on page 19 and Annex B to this proxy statement);

•       the terms of the merger agreement and the related agreements, including:

•       the nature of the conditions to Inomax’s obligation to consummate the merger;

•       our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals; and

•       our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying Inomax a $1,500,000 termination fee plus reimbursement of reasonable costs, fees and expenses of up to $1,000,000; and

•       the board of directors’ familiarity with the business, operations, assets, financial condition, strategy and prospects, as well as the risks to such strategies and prospects, the industry and the challenges facing the industry;

•       the availability of dissenters’ rights to our shareholders who properly exercise their statutory rights (see “Dissenter’s Rights of Appraisal “ beginning on page 52 and Annex C to this proxy statement).

Our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•       the risk that the merger might not be completed in a timely manner, or at all, and the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•       the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes;

•       the customary restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•       the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the requirement that we pay Inomax a $1,500,000 termination fee plus reimbursement of reasonable costs, fees and expenses of up to $1,000,000, in certain circumstances, including if our board of directors accepts a superior proposal;

•       the fact that the payment by Inomax of $3,000,000 to Zomax is our sole and exclusive remedy if the merger agreement is terminated by Zomax due to a material breach by Inomax;

•       the fact that the merger agreement requires Zomax to meet certain cash and net working capital balances as a condition to the closing; and

•       the fact that our shareholders will lose the opportunity to participate in any future earnings or growth of Zomax and will not benefit from future appreciation in value of Zomax, if any.

During its consideration of the transaction with Inomax, our board of directors was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 29.

After taking into account all of the factors set forth above, as well as others that it deemed relevant, the special committee and the board of directors determined that the potentially positive factors outweighed the potentially negative factors. On that basis, the special committee and the board of directors determined it to be advisable and in the best interests of our shareholders that we enter into the merger agreement, and recommended that our shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our shareholders.

The board of directors and special committee did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors and special committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors and special committee may have given different weights to different factors.

Recommendation of Our Board of Directors

On August 8, 2006, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, the  special committee and the board of directors (with Mr. Angelini abstaining) unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our shareholders. ACCORDINGLY, THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT. In considering the board’s recommendation that shareholders approve the merger agreement, shareholders should be aware that members of the board and special committee and executive officers of Zomax have interests in the merger both similar to and different than those of other shareholders. This proxy statement provides a detailed description of such interests.

Opinion of Jefferies & Company, Inc.

Zomax engaged Jefferies & Company, Inc. to serve as Zomax’s financial advisor in connection with the merger and to render an opinion to Zomax’s board of directors as to the fairness, from a financial point of view, to holders of Common Shares of the merger consideration to be received by holders of Common Shares pursuant to the merger. On August 8, 2006, Jefferies rendered to Zomax’s board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Common Shares pursuant to the merger was fair, from a financial point of view, to those holders. Zomax does not intend to request an updated opinion from Jefferies.

The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. Zomax and its board of directors encourage Zomax’s shareholders to read the Jefferies opinion carefully and in its entirety.  The summary of the Jefferies opinion in this proxy statement is qualified in its entirety by reference to the full text of the Jefferies opinion.

The Jefferies opinion was provided to Zomax’s board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, as of the date of the Jefferies opinion, of the merger consideration to be received by the holders of Common Shares, and does not address any other aspect of the merger. The amount of the merger consideration was determined through negotiations between Zomax and ComVest. The Jefferies opinion does not constitute a recommendation as to how any shareholder should vote on the merger or any other matter.

In connect with its opinion, Jefferies, among other things:

•       reviewed a draft of the merger agreement dated as of August 7, 2006, which for purposes of its opinion, Jefferies assumed to be identical in all material respects to the definitive merger agreement;

•       reviewed Zomax’s operations and prospects;

•       reviewed certain financial and other information about Zomax that was publicly available;

•       reviewed information concerning Zomax furnished by Zomax, including certain internal financial forecasts and analyses, budgets, reports and other information;

•       reviewed the share trading price history of the Common Shares for a period that Jefferies deemed appropriate;

•       reviewed the valuations of publicly traded companies that Jefferies deemed comparable in certain respects to Zomax;

•       reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies deemed comparable in certain respects to the business of Zomax;

•       reviewed the premiums paid in selected acquisition transactions;

•       prepared a discounted cash flow analysis of Zomax; and

•       reviewed a liquidation analysis prepared by Zomax.

In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to Zomax as Jefferies considered appropriate in rendering its opinion.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by Zomax or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. The Jefferies opinion was expressly conditioned upon that information, whether written or oral, being complete, accurate and fair in all respects material to Jefferies’ analysis.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Zomax informed Jefferies, however, and Jefferies assumed, that those financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Zomax as to the future performance of Zomax. Jefferies expressed no opinion as to any financial forecasts or the assumptions on which they were made. Although such financial forecasts did not form the principal basis for Jefferies’ opinion, but rather constituted one of many items that it employed, changes to such financial forecasts could affect its opinion.

Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.  Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of Zomax, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. The Jefferies opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies made no independent investigation of any legal or accounting matters affecting Zomax, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Zomax and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Zomax and its shareholders. In addition, in preparing its opinion Jefferies did not take into account any tax consequences of the transaction to any holder of Common Shares.

In rendering its opinion, Jefferies also assumed that:

•       the transactions contemplated by the merger agreement will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the merger consideration;

•       there was not, and there will not as a result of the consummation of the transactions contemplated by the merger agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Zomax or any of its subsidiaries or affiliates is a party; and

•       all material assets and liabilities (contingent or otherwise, known or unknown) of Zomax were as set forth in the consolidated financial statements provided to Jefferies by Zomax, as of the dates of such financial statements.

The Jefferies opinion was for the use and benefit of Zomax’s board of directors in its consideration of the merger, and did not address the relative merits of the merger as compared to any alternative transactions that might be available to Zomax, nor did it address the underlying business decision by Zomax to engage in the merger or the terms of the merger agreement or the documents referred to therein.

Jefferies expressed no opinion as to the price at which Common Shares will trade at any future time.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in the Jefferies opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Zomax’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Jefferies’ or Zomax’s control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Zomax’s board of directors in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies that were presented to Zomax’s board of directors on August 8, 2006 in connection with the delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the merger consideration of $2.09 per share, approximately 34.5 million Common Shares outstanding as of August 4, 2006 on a fully diluted basis (calculated using the treasury stock method), and approximately $42.0 million of cash and $1.2 million of shares of common stock of Intraware, Inc. held by Zomax (based on 309,000 such shares with a per share price of $3.85 on August 4, 2006), Jefferies noted that the merger consideration implied a transaction equity value of approximately $72.0 million, and a transaction enterprise value of approximately $28.8 million.  Jefferies also noted that the merger consideration of $2.09 per share represented:

•       a premium of 41.2% over the closing price of $1.48 per Common Share on August 3, 2006, which was one day prior to August 4, 2006;

•       a premium of 40.3% over the closing price of $1.49 per Common Share on July 28, 2006, which was one week prior to August 4, 2006; and

•       a premium of 33.1% over the closing price of $1.57 per Common Share on July 5, 2006, which was 30 days prior to August 4, 2006.

Historical Trading Analysis

Jefferies reviewed the share price trading history of the Common Shares for the one-year period ending on August 4, 2006 on a stand-alone basis and also in relation to the Nasdaq Composite, the S&P 500 index and a composite index consisting of Zomax and the Comparable Companies listed under “Comparable Company Analysis.”

Comparable Company Analysis

Using publicly available information and information provided by Zomax’s management, Jefferies analyzed the trading multiples of Zomax and the corresponding trading multiples of a group of outsourced supply chain logistics services companies with revenues for the latest-twelve-month period, or LTM, of less than $1.25 billion and LTM earnings before interest, taxes, depreciation and amortization, or EBITDA, margins of less than 10% and electronic manufacturing services companies with LTM revenues of less than $300 million and LTM EBITDA margins of less than 10% consisting of the following companies, which are referred to herein as the Comparable Companies:

•       CMGI, Inc.;

•       Glenayre Technologies, Inc.;

•       Key Tronic Corporation;

•       Nortech Systems Incorporated;

•       PFSweb, Inc.;

•       Reptron Electronics, Inc.;

•       SigmaTron International, Inc.;

•       SMTC Corporation; and

•       Sparton Corporation.

In its analysis, Jefferies derived and compared multiples for Zomax and the Comparable Companies, calculated as follows:

•       the enterprise value divided by LTM revenues, which is referred to as Enterprise Value/LTM Revenues;

•       the enterprise value divided by estimated revenues for calendar year 2006, which is referred to as Enterprise Value/2006E Revenue;

•       the enterprise value divided by estimated revenues for calendar year 2007, which is referred to as Enterprise Value/2007E Revenue;

•       the enterprise value divided by LTM gross profit, which is referred to as Enterprise Value/LTM GP; and

•       the market capitalization divided by tangible book value, which is referred to as Market Capitalization/TBV.

Based upon a review of various operating metrics of the Comparable Companies, including revenues, growth and margins, Jefferies determined that the most appropriate valuation ranges for Zomax were based on the bottom quartile (from 0% to 25%) of the resulting multiple ranges. Furthermore, using publicly available information and information provided by Zomax’s management, Jefferies also analyzed the multiples of Zomax against those of PFSweb, Inc. (“PFSweb”), which it viewed as having the most comparable operating metrics to Zomax.

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	Low	25%	Median	Mean	High	PFSweb*	Zomax**
Enterprise Value/LTM Revenues	0.11x	0.28x	0.34x	0.34x	0.49x	0.11x	0.04x
Enterprise Value/2006E Revenues	0.11x	0.19x	0.27x	0.27x	0.44x	0.11x	0.05x
Enterprise Value/2007E Revenues	0.36x	0.36x	0.36x	0.36x	0.36x	NA	0.06x
Enterprise Value/LTM GP	1.2x	2.7x	2.8x	3.1x	4.8x	1.2x	0.4x
Market Capitalization/TBV	0.8x	1.2x	1.5x	1.9x	4.8x	1.4x	0.6x

*                    Based upon public filings and Wall Street estimates. Pro forma for the acquisition of eCost.com.

**             Based upon Zomax management’s projections.

Revenue Analysis—Entire Range.   Using a reference range of 0.11x to 0.49x Zomax’s LTM revenues, a reference range of 0.11x to 0.44x Zomax’s estimated 2006 revenues, and a reference multiple of 0.36x Zomax’s estimated 2007 revenues, Jefferies determined an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $1.72 to $3.35 using the LTM revenue multiples and approximately $1.67 to $2.94 using the estimated 2006 revenue multiples, and an implied value per Common Share of approximately $2.49 using the estimated 2007 revenue multiple, in each case as compared to the merger consideration of $2.09 per Common Share.

Revenue Analysis—Bottom Quartile.   Using a reference range of 0.11x to 0.28x Zomax’s LTM revenues, a reference range of 0.11x to 0.19x Zomax’s estimated 2006 revenues, and a reference multiple of 0.36x Zomax’s estimated 2007 revenues, Jefferies determined an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $1.72 to $2.49 using the LTM revenue multiples and approximately $1.67 to $1.99 using the estimated 2006 revenue multiples, and an implied value per Common Share of approximately $2.49 using the estimated 2007 revenue multiple, in each case as compared to the merger consideration of $2.09 per Common Share.

Revenue Analysis—Based on PFSweb.   Using PFSweb’s multiples of 0.11x Zomax’s LTM revenues and 0.11x Zomax’s estimated 2006 revenues, Jefferies determined an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated an implied value per Common Share of approximately $1.72 using the LTM revenue multiples and approximately $1.67 using the estimated 2006 revenue multiples, as compared to the merger consideration of $2.09 per Common Share.

Gross Profits Analysis—Entire Range.   Using a reference range of 1.2x to 4.8x Zomax’s LTM gross profits, Jefferies determined an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $1.78 to $3.36, as compared to the merger consideration of $2.09 per Common Share.

Gross Profits Analysis—Bottom Quartile.   Using a reference range of 1.2x to 2.7x Zomax’s LTM gross profits, Jefferies determined an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $1.78 to $2.46, as compared to the merger consideration of $2.09 per Common Share.

Gross Profits Analysis—Based on PFSweb.   Using PFSweb’s multiple of 1.2x Zomax’s LTM gross profits, Jefferies determined an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated an implied value per Common Share of approximately $1.78, as compared to the merger consideration of $2.09 per Common Share.

Tangible Book Value Analysis—Entire Range.   Using a reference range of 0.8x to 4.8x Zomax’s tangible book value, Jefferies determined an implied equity value for Zomax. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $1.88 to $10.60, as compared to the merger consideration of $2.09 per Common Share.

Tangible Book Value Analysis—Bottom Quartile.   Using a reference range of 0.8x to 1.2x Zomax’s tangible book value, Jefferies determined an implied equity value for Zomax. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $1.88 to $2.76, as compared to the merger consideration of $2.09 per Common Share.

Tangible Book Value Analysis—Based on PFSweb.   Using PFSweb’s multiple of 1.4x Zomax’s tangible book value, Jefferies determined an implied equity value for Zomax. After accounting for the vesting of in-the-money stock options, this analysis indicated an implied value per Common Share of approximately $3.28, as compared to the merger consideration of $2.09 per Common Share.

No company utilized in the comparable company analysis is identical to Zomax. In evaluating selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Zomax’s and Jefferies’ control. Jefferies does not believe that mathematical analysis, such as determining the mean or median, is in itself a meaningful method of using comparable company data.

Selected Comparable Transaction Analysis

Using publicly available information, Jefferies examined the following twelve transactions in the outsourced supply chain logistics, technology distribution and electronic manufacturing services sectors announced since January 1, 2004 and having a transaction value ranging from $5 million to $750 million. The transactions considered and the month and year each transaction was announced were as follows:

Buyer	Target	Month and Year Announced
Sparton Corporation	Astro Instrumentation LLC	March 2006
DPL Corporation Southeast	StarTek, Inc.	December 2005
Avnet, Inc.	Memec, Inc.	April 2005
SigmaTron International, Inc.	Able Electronic Corp.	March 2005
Jabil Circuit, Inc.	Varian, Inc.	February 2005
Delphi Medical Systems Corp.	Peak Industries, Inc.	December 2004
CTS Corp.	SMTEK International, Inc.	November 2004
Source Interlink Companies, Inc.	Alliance Entertainment Corp.	November 2004
Ingram Micro, Inc.	Tech Pacific Ltd.	September 2004
Synnex Canada Ltd.	EMJ Data Systems Ltd.	July 2004
CMGI, Inc.	Modus Media, Inc.	March 2004
LaBarge, Inc.	Pinnacle Electronics, LLC	February 2004

Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the transaction value as:

•       a multiple of the target company’s LTM revenues immediately preceding announcement of the transaction, which is referred to below as Transaction Value/LTM Revenues; and

•       a multiple of the target company’s LTM gross profit immediately preceding announcement of the transaction, which is referred to below as Transaction Value/LTM GP.

Based upon a review of various operating metrics of the target companies in these transactions, including revenues, growth and margins, Jefferies determined that the most appropriate valuation ranges for Zomax were based on the bottom quartile (from 0% to 25%) of the resulting multiple ranges.

This analysis indicated the following:

Selected Comparable Transaction Multiples

Benchmark	Low	25%	Median	Mean	High
Transaction Value/LTM Revenues	0.22x	0.35x	0.58x	0.60x	1.08x
Transaction Value/LTM GP	1.9x	2.1x	3.2x	3.3x	4.8x

LTM Revenues—Entire Range.   Using a reference range of 0.22x to 1.08x Zomax’s LTM revenues, Jefferies determine an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $2.21 to $5.82, as compared to the merger consideration of $2.09 per Common Share.

LTM Revenues—Bottom Quartile.   Using a reference range of 0.22x to 0.35x Zomax’s LTM revenues, Jefferies determine an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $2.21 to $2.77, as compared to the merger consideration of $2.09 per Common Share.

LTM Gross Profits—Entire Range.   Using a reference range of 1.9x to 4.8x Zomax’s LTM gross profits, Jefferies determine an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $2.09 to $3.35, as compared to the merger consideration of $2.09 per Common Share.

LTM Gross Profits—Bottom Quartile.   Using a reference range of 1.9x to 2.1x Zomax’s LTM gross profits, Jefferies determine an implied enterprise value for Zomax. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per Common Share of approximately $2.09 to $2.17, as compared to the merger consideration of $2.09 per Common Share.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Zomax’s and Jefferies’ control. Jefferies does not believe that mathematical analysis, such as determining the mean or median, is in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis

Using publicly available information, Jefferies analyzed the premia offered in public merger and acquisition transactions announced between January 1, 2003 and August 4, 2006 in all industries, excluding financial services, with transaction values between $25 million and $150 million, which is referred to below as “M&A Transactions”, and public merger and acquisition transactions announced during the same period involving business, supply chain and other services companies, which is referred to below as “Selected M&A Transactions”. For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day, one week, and one month prior to the transaction’s announcement. This analysis indicated the following:

	Premiums Paid Analysis Premium/(Discount)
Benchmark/Time Period	Low	Median	Mean	High
M&A Transactions
1 day	(55.1)%	26.6%	38.4%	361.5%
1 week	(59.7)%	28.4%	41.8%	338.6%
1 month	(59.7)%	30.8%	45.8%	321.1%
Selected M&A Transactions
1 day	(65.5)%	25.0%	36.3%	260.0%
1 week	(62.0)%	27.5%	40.2%	303.0%
1 month	(65.5)%	34.2%	46.8%	469.0%

With respect to the analysis of the premia offered in the M&A Transactions, Jefferies used a reference range of a premium of (55.1)% to 361.5% over the target company’s share price for the one day period prior to the transaction’s announcement, a premium of (59.7)% to 338.6% over the target company’s average share price for the one week period prior to the transaction’s announcement, and a premium of (59.7)% to 321.1% over the target company’s average share price for the one month period prior to the transaction’s announcement, and the closing prices per Common Share for the relevant periods of $1.48, $1.49 and $1.57, respectively. This analysis indicated a range of implied prices per Common Share of approximately $0.66 to $6.83 for the one day period prior to the transaction’s announcement, approximately $0.60 to $6.54 for the one week period prior to the transaction’s announcement and approximately $0.63 to $6.61 for the one month period prior to the transaction’s announcement, as compared to the merger consideration of $2.09 per Common Share.

With respect to the analysis of the premia offered in the Selected M&A Transactions, Jefferies used a reference range of a premium of (65.5)% to 260.0% over the target company’s share price for the one day period prior to the transaction’s announcement, a premium of (62.0)% to 303.0% over the target company’s average share price for the one week period prior to the transaction’s announcement, and a premium of (65.5)% to 469.0% over the target company’s average share price for the one month period prior to the transaction’s announcement, and the closing prices per Common Share for the relevant periods of $1.48, $1.49 and $1.57, respectively. This analysis indicated a range of implied prices per Common Share of approximately $0.51 to $5.33 for the one day period prior to the transaction’s announcement, approximately $0.57 to $6.00 for the one week period prior to the transaction’s announcement and approximately $0.54 to $8.93 for the one month period prior to the transaction’s announcement, as compared to the merger consideration of $2.09 per Common Share.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to calculate the estimated present value of the free cash flows of Zomax through the fiscal year ending December 31, 2012 using Zomax management’s financial forecasts. Jefferies also calculated the terminal value of the enterprise at December 31, 2012 by applying a range of perpetual growth rates of 4.0% to 6.0% to Zomax’s 2012 estimated EBITDA. The present value of the cash flows and terminal value was calculated using discount rates ranging from 15.0% to 17.0%. Jefferies then added cash and the current market value of the Intraware shares held by Zomax to the implied enterprise value to determine an implied equity value, and after accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per Common Share of approximately $0.98 to $1.00, as compared to the merger consideration of $2.09 per Common Share.

Liquidation Analysis

Jefferies received a liquidation analysis from Zomax’s management, which indicated a range of implied values per Common Share of approximately $0.77 to $1.29, as compared to the merger consideration of $2.09 per Common Share. This analysis represented management’s expected pay-out per Common Share pursuant to a nine-month, orderly wind down of the business. Management of Zomax made assumptions in a number of areas, including the market for Zomax’s assets and the range of values recoverable for them as well as the range of costs associated with Zomax’s liabilities. Jefferies did not perform any independent analysis with respect to this liquidation analysis, and expressed no view as to the liquidation analysis or the assumptions underlying it. Although Jefferies reviewed this liquidation analysis, it noted that, unlike the other analyses discussed above, a liquidation analysis is not a comprehensive valuation analysis for the sale of Zomax because, among other things, it does not attribute any value to Zomax’s operations as a going concern.

The Jefferies opinion was one of many factors taken into consideration by Zomax’s board of directors in making its determination to approve the merger and should not be considered determinative of the views of Zomax’s board of directors or management with respect to the merger or the merger consideration.

Jefferies was selected by the board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Jefferies and its affiliates may trade or hold securities of Zomax or certain affiliates of Inomax for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies has in the past provided financial advisory and financing services to certain affiliates of Inomax and may continue to do so and has received fees, and may receive fees, for the rendering of such services.

Pursuant to the engagement letter with Jefferies, Zomax has agreed to pay Jefferies (i) a retainer of $50,000 per month, (ii) $500,000 in connection with Jefferies rendering its opinion and (iii) if the merger is consummated, a fee of $1.5 million, against which the retainer and one-half of the opinion fee would be credited. In addition, Zomax has agreed to reimburse Jefferies for its expenses and to indemnify Jefferies for liabilities and expenses arising out of its engagement and the transactions in connection therewith.

Certain Effects of the Merger

If the merger agreement is approved by Zomax’s shareholders and the other conditions to the closing of the merger are satisfied or waived, Merger Sub will be merged with and into Zomax, with Zomax being the surviving corporation. Following the merger, Zomax will cease to be a public company and the entire equity in Zomax will be controlled by Inomax (through the conversion, at the time of the merger, of each share of common stock of Merger Sub into one Company Share).

When the merger is completed, each outstanding Common Share immediately prior to the effective time of the merger (other than shares held by shareholders who properly assert dissenter’s rights in compliance with all of the required procedures under the laws of the State of Minnesota) will be converted into the right to receive $2.09 in cash, without interest, less any applicable withholding taxes.

The merger agreement provides that at the effective time of the merger, each outstanding option to acquire Common Shares will become fully vested and will be converted into the right to receive an amount in cash, without interest, less applicable withholding taxes, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess of $2.09 over the per share exercise price of such option. The merger agreement further provides that the risks of forfeiture related to outstanding restricted stock shall lapse upon closing and holders of restricted stock will be entitled to receive $2.09 per share in cash.

In connection with the merger, as described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger,” our executive officers and certain of our directors will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the shareholders of Zomax generally.

At the effective time of the merger, Zomax’s shareholders will cease to have any direct or indirect ownership interests in Zomax or any rights as Company shareholders. Therefore, the current shareholders of Zomax will not participate in future earnings or growth of Zomax, if any, and will not benefit from appreciation in value of Zomax, if any.

The Common Shares are currently registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and are listed on The NASDAQ Global Market (the “NASDAQ”) under the symbol “ZOMX.”  As a result of the merger, Zomax will be a privately-held corporation, and there will be no public market for its shares. After the merger, Zomax’s shares will cease to be traded on the NASDAQ. In addition, registration of Zomax’s shares under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to Zomax. Also, after the effective time of the merger, Zomax will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”).

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation, and the officers of Zomax immediately prior to the effective time of the merger will be the officers of the surviving corporation, until they are removed or until their respective successors are duly elected and qualified. At the effective time of the merger, the articles of incorporation attached to the merger agreement as Exhibit A thereto will become the articles of incorporation of the surviving corporation.

In addition, under the terms of the merger agreement, Inomax has agreed to cause Zomax, as the surviving corporation, to indemnify (to the fullest extent permitted by applicable law) the current and former officers and directors of Zomax for any liabilities in connection with any claims or actions arising out of any acts or omissions in their capacity as officers, directors or employees occurring on or before the effective time of the merger or pertaining to the merger agreement and to provide for directors’ and officers’ liability insurance, in each case, for a period of six years after the effective time of the merger, subject to certain conditions.

Financing by Inomax of Merger and Related Transactions

Inomax and Merger Sub estimate that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration for outstanding Common Shares and restricted stock and the aggregate amount payable to the holders of outstanding stock options) will be approximately $72 million, which is expected to be funded by cash, third party loans and/or other sources of immediately available funds. The foregoing estimate does not take into account the exercise by any shareholders of dissenter’s rights under Minnesota law which may result in their receipt of consideration less than, more than or equal to the merger consideration that would have been payable to them under the terms of the merger agreement. The consummation of the transactions contemplated by the merger agreement are not conditioned on Inomax obtaining financing. However, if Inomax and Merger Sub are not able to secure financing sufficient to complete the merger and the merger is not completed for that reason, Inomax is required to pay a termination fee to Zomax of $3,000,000. ComVest has entered into a guarantee dated August 8, 2006 to guarantee the payment of the termination fee by Inomax.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors and special committee to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Our board of directors and the special committee was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Treatment of Stock Options and Restricted Stock

As of August 15, 2006, there were approximately 2,161,800 Common Shares subject to outstanding stock options granted to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled, and the holder of any stock options that have an exercise price of less than $2.09 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•       the number of Common Shares subject to such option(s) as of the effective time of the merger, multiplied by

•       the excess of $2.09 over the exercise price per Common Share subject to such option.

The table below sets forth, for each of Zomax’s directors and executive officers, (a) the number of Common Shares subject to exercisable options assuming a closing date of September 30, 2006; (b) the value of such exercisable options, calculated by multiplying (i) the excess of $2.09 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional Common Shares subject to options that would be unexercisable as of September 30, 2006 and that will become exercisable upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $2.09 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to exercisable options and options that will become exercisable as a result of the merger; and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $2.09 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

			(c)
			No. of Shares
	(a)	(b)	Subject to Options	(d)	(e)
	No. of Shares	Value	Not Exercisable	Value	Total No.	(f)
	Subject to Options	of Options	(to be considered	of Options	of Shares	Total Value
Employee	Exercisable	Exercisable	exercisable)	not Exercisable	Subject to Options	of Options
Anthony Angelini	956,800	$—	175,000	$—	1,131,800	$—
Richard D. Barnes	50,000	$—	150,000	$—	200,000	$—
Michael L. Miller	180,000	$—	185,000	$—	365,000	$—
Robert Ezrilov	89,000	$4,000	21,000	$6,000	110,000	$10,000
Paul F. Foley	25,750	$4,000	36,250	$3,500	62,000	$7,500
Joseph J. Lahti	25,000	$4,000	33,000	$3,000	58,000	$7,000
Howard P. Liszt	95,250	$4,000	29,750	$8,500	125,000	$12,500
Basil P. Regan	0	$—	0	$—	0	$—
Janice Ozzello Wilcox	101,250	$5,440	8,750	$1,000	110,000	$6,440
Peter H. Woodward	0	$—	0	$—	0	$—

In April 2006, our compensation committee approved (which approval was ratified by the board of directors) the grant to executive officers and certain key employees of restricted stock with risks of forfeiture based on certain time and performance criteria related to strategic objectives. As part of these grants, Mr. Angelini received 300,000 shares of restricted stock and each of Messrs. Barnes and Miller received 200,000 shares of restricted stock. The merger agreement provides that, on the closing date, all risks of forfeiture related to outstanding restricted stock (including those held by our executive officers) shall lapse and the holders of restricted stock will be entitled to $2.09 per share in cash. As a result of this provision, (i) the risks of forfeiture related to the 300,000 shares of restricted stock held by Mr. Angelini shall lapse upon closing of the merger, entitling Mr. Angelini to exchange those shares for an aggregate merger consideration of $627,000; (ii) the risks of forfeiture related to the 200,000 shares of restricted stock held by Mr. Barnes shall lapse upon closing of the merger, entitling Mr. Barnes to exchange those shares for an aggregate merger consideration of $418,000; and (iii) the risks of forfeiture related to the 200,000 shares of restricted stock held by Mr. Miller shall lapse upon closing of the merger, entitling Mr. Miller to exchange those shares for an aggregate merger consideration of $418,000.

Employment Agreements

Zomax has previously entered into employment agreements with Anthony Angelini, Richard D. Barnes and Michael L. Miller. These employment agreements provide for severance payments in certain circumstances, which provisions were amended to increase the severance benefits payable as part of a retention plan approved by the compensation committee and ratified by the board of directors in April 2006. The agreements, as amended, with each of these officers are summarized below.

Anthony Angelini.   The employment agreement dated April 14, 2005, as amended, with Anthony Angelini, our President and Chief Executive Officer, provides for a one-year term, which agreement is automatically extended for additional one-year terms unless either party gives the other a three-month notice that the agreement will not be extended. Pursuant to the terms of the agreement, the initial and current base salary is $450,000. In addition, Mr. Angelini is eligible to receive an annual bonus pursuant to criteria set by the Compensation Committee each year. One-half of such annual bonus for 2006 is tied to achievement of certain strategic objectives which include the merger. If Mr. Angelini’s employment is terminated by Zomax without cause, by Mr. Angelini for good reason, upon Mr. Angelini’s death or disability, by either Zomax or Mr. Angelini for any reason within one year after a change of control or as a result of Zomax failing to extend the agreement at the end of its current term, Mr. Angelini is entitled to (i) an amount equal to 2.125 times his then current annual base salary, (ii) acceleration of the vesting of all equity awards held by him and (iii) health care benefits for himself and his family for 15 months (18 months if agreement not extended because of Mr. Angelini’s death or disability). For one year following Mr. Angelini’s termination of employment with Zomax, he has agreed that he will not compete with us, solicit any of our employees to leave Zomax or interfere with our relationship with our customers.

Richard D. Barnes.   The one-year employment agreement dated August 22, 2005, as amended, with Richard D. Barnes, our Executive Vice President and Chief Financial Officer, will be automatically extended for additional one-year terms unless either party gives the other a three-month notice that the agreement will not be extended. Pursuant to the terms of the agreement, the initial and current base salary is $275,000. In addition, Mr. Barnes is eligible to receive an annual bonus pursuant to criteria set by the Compensation Committee each year. One-half of such annual bonus for 2006 is tied to achievement of certain strategic objectives which include the merger. Mr. Barnes also received a sign-on bonus of $60,000, paid upon his first day of employment with Zomax. If Mr. Barnes’s employment is terminated by Zomax without cause,  by Mr. Barnes for good reason, upon Mr. Barnes’s death or disability, by either Zomax or Mr. Barnes for any reason within one year after a change of control or as a result of Zomax failing to extend the agreement at the end of its current term, Mr. Barnes is entitled to (i) an amount equal to 1.5 times his then current annual base salary, (ii) acceleration of the vesting of all equity awards held by him and (iii) health care benefits for himself and his family for 12 months (18 months if agreement not extended because of Mr. Barnes’ death or disability). For one year following Mr. Barnes’s termination of employment with Zomax, he has agreed that he will not compete with us, solicit any of our employees to leave Zomax or interfere with our relationship with our customers.

Michael L. Miller.   The employment agreement dated April 14, 2005, as amended, with Michael L. Miller, our Executive Vice President, Sales, Marketing and Business Development, provides for a one-year term, which agreement is automatically extended for additional one-year terms unless either party gives the other a three-month notice that the agreement will not be extended. Pursuant to the terms of the agreement, the initial and current base salary is $300,000. In addition, Mr. Miller is eligible to receive an annual bonus pursuant to criteria set by the Compensation Committee each year. One-half of such annual bonus for 2006 is tied to achievement of certain strategic objectives which include the merger. If Mr. Miller’s employment is terminated by Zomax without cause, by Mr. Miller for good reason, upon Mr. Miller’s death or disability, by either Zomax or Mr. Miller for any reason within one year after a change of control or as a result of Zomax failing to extend the agreement at the end of its current term,  Mr. Miller is entitled to (i) an amount equal to 1.5 times his then current annual base salary,

(ii) acceleration of the vesting of all equity awards held by him and (iii) health care benefits for himself and his family for 12 months (18 months if agreement not extended because of Mr. Miller’s death or disability). For one year following Mr. Miller’s termination of employment with Zomax, he has agreed that he will not compete with us, solicit any of our employees to leave Zomax or interfere with our relationship with our customers.

Set forth below is an estimate of the severance benefits payable to each of the named executive officers assuming that such officer’s employment is terminated following the merger. This amount does not include the value of continuing health care benefits or other values shown on the table above regarding the cash to be received in exchange for shares of our restricted stock and stock options to purchase our Common Shares. The employment status of these persons following the merger is uncertain. However, Mr. Angelini and Inomax have been in discussions regarding a possible role with Inomax as a consultant or officer after the merger. No agreement has been reached and discussions are ongoing.

Name	Estimated Cash Severance Amount
Anthony Angelini	$956,250
Richard D. Barnes	$412,500
Michael L. Miller	$450,000

In April 2006, the compensation committee approved a bonus plan for executive officers and certain key employees (which approval was ratified by the board of directors). As part of this bonus plan, Mr. Angelini was entitled to receive a cash bonus of up to 70% of his base salary upon the achievement of certain financial and strategic objectives. The plan provides that the strategic objectives will be deemed met upon either the closing of the merger or the completion of certain other strategic initiatives that were being implemented as an alternative to the merger. Similarly, each of Messrs. Barnes and Miller were entitled to receive a cash bonus of up to 50% of their respective base salaries upon the achievement of the same strategic and financial objectives. Under the terms of this cash bonus plan, the closing of the merger would entitle Mr. Angelini to a cash bonus of $157,500, Mr. Barnes to a cash bonus of $68,750 and Mr. Miller to a cash bonus of $75,000.

Indemnification and Insurance

From the effective time of the merger through the expiration of all applicable statutes of limitation, Inomax has agreed to cause Zomax, as the surviving corporation in the merger, to honor its existing obligations to indemnify to the fullest extent permitted under applicable law the current or former directors or officers of Zomax for any liabilities in connection with any claims or actions arising out of any acts or omissions in their capacity as officers, directors or employees of Zomax occurring prior to the effective time or pertaining to the merger agreement and advance certain funds in connection therewith, whether pursuant to Zomax’s articles of incorporation or bylaws or otherwise. The merger agreement also requires that, for a period of six years after the effective time, Inomax will cause Zomax, as the surviving corporation, to maintain in effect the current policies of directors’ and officers’ liability insurance coverage maintained by Zomax or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts, provided that the surviving corporation will not be required to pay an annual premium in excess of six times the amount equal to 100% of the total current annual premiums paid by Zomax (the “Maximum Premium”). If such insurance cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Zomax will maintain the most advantageous insurance coverage obtainable for an annual premium equal to the Maximum Premium.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (i.e. an individual citizen or resident of the United States, a domestic corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust (if one or more U.S. persons have authority to control all substantial decisions of the trust or the trust has validly elected to be treated as a U.S. person)) of the Common Shares that are converted into the right to receive cash in the merger. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that U.S. holders hold their Common Shares as capital assets.

Holders of Common Shares who are not U.S. holders may have different U.S. federal income tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment (including under U.S. federal, state, local or non-U.S. laws) to them of any cash received pursuant to the merger.

In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of such holder’s particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, brokers or dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, U.S. expatriates, pass through entities (e.g., partnerships) and persons investing in such entities, financial institutions, mutual funds, non-U.S. persons, shareholders who hold Common Shares as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired Common Shares through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). This discussion does not address the tax consequences of payments made to the holders of options to acquire Common Shares. In addition, the discussion does not address any tax considerations that may apply to U.S. holders under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

The receipt of cash pursuant to the merger by U.S. holders of Common Shares will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Common Shares will recognize gain or loss equal to the difference between the amount of cash received in exchange for such Common Shares and the U.S. holder’s adjusted tax basis in the Common Shares surrendered in the merger. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, on the date of the merger, the Common Shares were held by the U.S. holder for more than one year. In the case of U.S. holders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

A U.S. holder of Common Shares (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger. In addition, unless an exemption applies, a U.S. holder or other payee that exchanges Common Shares for cash may be subject to backup withholding at a rate of 28% unless such holder or other payee provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that such holder timely and properly furnishes the required information to the Internal Revenue Service.

The foregoing is not tax advice. Holders of Common Shares should consult their own tax advisors to determine the U.S. federal, state and local and non-U.S. tax consequences of the merger to them in view of their own particular circumstances.

Regulatory and Other Governmental Approvals

Under the HSR Act, transactions such as the merger cannot be completed until notifications have been filed and certain information has been furnished to the FTC and the Antitrust Division of the Antitrust Division and the applicable waiting period has expired or been terminated. ComVest Investment Partners II LLC, the ultimate parent entity of Inomax, filed its Notification and Report Form with the Federal Trade Commission and Antitrust Division on August 22, 2006. Zomax expects to make its filing on or about August 23, 2006. ComVest’s Notification and Report Form includes information regarding Inoveris, LLC, a competitor of Zomax. Inoveris is a wholly-owned subsidiary of ComVest. The initial waiting period is 30 days after both parties have filed the notification forms, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request.

At any time before or after completion of the merger, the FTC or the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of the parties. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the transaction on antitrust grounds may be made, and, if such a challenge is made, it is possible that Zomax, Inomax or Merger Sub will not prevail.

At or prior to the effective time of the merger, the parties will file articles of merger with the Minnesota Secretary of State merging Merger Sub with and into Zomax.

Except as noted above with respect to the required filings under the HSR Act and the filing of the articles of merger with the Minnesota Secretary of State, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated, Zomax will, in specified circumstances, be required to reimburse Inomax and Merger Sub for various fees and expenses. See “The Merger Agreement—Expenses” on page 49.

THE MERGER AGREEMENT

The summary of the terms of the merger agreement below and elsewhere in this proxy statement does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We urge you to read carefully the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other financial information about Zomax, Inomax or Merger Sub. Financial information about Zomax can be found in the documents incorporated by reference in this proxy statement and in the public filings Zomax makes with the SEC, which are available at www.sec.gov.

The merger agreement contains representations and warranties of Zomax, Inomax and Merger Sub as of specific dates, subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. The statements embodied in those representations and warranties were made solely for purposes of the contract between Zomax, on the one hand, and Inomax and Merger Sub, on the other hand, and may be subject to important qualifications and limitations agreed upon by Zomax, on the one hand, and Inomax and Merger Sub, on the other hand, in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from standards of materiality under U.S. federal securities or other laws, or may have been used for the purpose of allocating risk between Zomax, on the one hand, and Inomax and Merger Sub, on the other hand, rather than establishing matters as facts.

Structure of the Merger

In accordance with and subject to the terms of the merger agreement and the Minnesota Business Corporation Act, which we refer to as the MBCA, Merger Sub, a wholly-owned subsidiary of Inomax, will merge with and into Zomax, with Zomax being the surviving corporation of the merger. As a result of the merger, at the effective time of the merger, the separate corporate existence of Merger Sub will cease, and Zomax will continue as the surviving corporation and as a wholly-owned subsidiary of Inomax.

Effective Time

The merger will become effective at such time as the articles of merger are duly filed with the Minnesota Secretary of State (or at a later time as agreed by Inomax and Zomax and specified in the articles of merger). The parties will execute and file articles of merger with the Minnesota Secretary of State and make all other filings or recordings required under the MBCA in connection with the merger at or prior to the closing. The closing of the merger will take place on a date specified by Inomax and Zomax, which shall be no later than two business days after the satisfaction (or, to the extent permitted by law, waiver) of all of the conditions set forth in the merger agreement (other than those conditions which by their nature cannot be satisfied until closing) or on such other date as Inomax and Zomax may agree.

Articles of Incorporation and Bylaws

The merger agreement provides that the articles of incorporation attached to the merger agreement as Exhibit A thereto will be the articles of incorporation of Zomax after the merger is completed, and that the bylaws of Zomax in effect at the time the merger is completed will be the bylaws of Zomax after the merger is completed.

Merger Consideration

The merger agreement provides that each Common Share outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $2.09 in cash, without interest, less any applicable withholding taxes. Any Common Shares owned by Merger Sub or Inomax will be cancelled and cease to exist at the effective time of the merger and no consideration will be delivered or deliverable in exchange for those shares. If dissenter’s rights for any Common Shares are properly asserted by any of Zomax’s shareholders, then those shares will be treated as described in the Section entitled “Dissenter’s Rights of Appraisal” on page 52.

The price of $2.09 per share to be received by shareholders in the merger was determined through arm’s length negotiations. After the merger is completed, you will have the right to receive the merger consideration (or pursue dissenter’s rights, if you have properly followed the procedures outlined in the MBCA as more fully set forth in Annex C hereto), but you will no longer have any rights as a shareholder of Zomax. Shareholders will receive the merger consideration after exchanging their share certificates in accordance with the instructions contained in the letter of transmittal to be sent to the shareholders shortly after the completion of the merger.

Conversion of Shares; Payment Procedures

The conversion of Common Shares (other than dissenting shares) into the right to receive $2.09 per Common Share in cash, without interest and minus any required withholding for taxes, will occur automatically at the effective time of the merger. At or prior to the effective time of the merger, Inomax will appoint a bank, trust company or other person mutually acceptable to Zomax and Inomax, to serve as exchange agent to administer payment of the merger consideration in exchange for certificates representing the Common Shares. No later than the effective time of the merger, Inomax will deposit or cause to be deposited with the exchange agent cash in an amount sufficient to pay the aggregate merger consideration payable to Zomax’s shareholders. Promptly, but in no event more than three business days after the effective time of the merger, the exchange agent will mail to the holders of record of Common Shares a letter of transmittal and instructions explaining how to surrender their share certificates to the exchange agent in exchange for the merger consideration. Upon surrender of a certificate for cancellation to the exchange agent, together with a duly completed and validly executed letter of transmittal and any other documents customarily required by the exchange agent, the holder of such certificate will be entitled to receive the appropriate merger consideration in cash, less any withholding taxes.

Shareholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the exchange agent without a letter of transmittal.

Treatment of Options to Acquire Common Shares and Restricted Stock

At the effective time of the merger, each outstanding option to purchase our Common Shares, whether or not then exercisable and vested, will be canceled and converted into the right to receive an amount in cash equal to the excess (if any) of the $2.09 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes. Each holder of an option to purchase Common Shares shall receive such amount from Inomax on the first business day following the effective time of the merger. If the exercise price of any option to purchase Common Shares is equal to or greater than $2.09 per share, the holder of such option shall not be entitled to receive any merger consideration for such option and such option shall be cancelled. The risks of forfeiture related to all outstanding restricted stock will lapse upon closing and each share of restricted stock will be converted into the right to receive $2.09 per share in cash without interest and less any applicable withholding taxes.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Zomax to Inomax and Merger Sub and representations and warranties made by Inomax and Merger Sub to Zomax, subject in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. None of the representations and warranties contained in the merger agreement will survive after the effective time of the merger.

The statements contained in those representations and warranties were made solely for the purposes of the merger agreement and may be subject to important qualifications and limitations. For example, some of Zomax’s representations and warranties are qualified by materiality or  knowledge or are qualified by a Material Adverse Effect standard.

For purposes of the merger agreement, the term “ Material Adverse Effect” with respect to Zomax means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has a material adverse effect on the business, condition (financial or otherwise), capitalization, assets liabilities, operations, or results of operations of Zomax and its subsidiaries (considering Zomax and its subsidiaries as a whole). However, none of the following items shall, alone or in combination with any of the other following items, be deemed to constitute a Material Adverse Effect:  (i) changes in national or international economic or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (so long as Zomax and its subsidiaries are not materially disproportionately adversely affected thereby); (ii) changes in factors generally affecting the industries or markets in which Zomax and its subsidiaries operate (so long as Zomax and its subsidiaries are not materially disproportionately adversely affected thereby); (iii) changes in any law, rule or regulation or GAAP or the interpretation thereof; (iv) any action taken pursuant to or in accordance with the merger agreement, including the public announcement of the transactions contemplated by the merger agreement or taken by or at the request of Inomax or any of its affiliates; (v) any fees or expenses incurred in connection with the transactions contemplated by the merger agreement; (vi) any failure by Zomax to meet any published financial estimates for any period ending on or after the date of the merger agreement and prior to the closing date, in and of itself; (vii) a decline in the price of the Common Shares on The Nasdaq Global Market; or (viii) disruptions in financial, banking or securities markets generally (so long as Zomax and its subsidiaries are not materially disproportionately adversely affected thereby).

Some of the representations and warranties in the merger agreement may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from the standards of materiality under U.S. securities or other laws, or may have been used for the purpose of allocating risk between Zomax, on the one hand, and Inomax and Merger Sub, on the other hand, rather than establishing matters as facts.

The representations and warranties made by Merger Sub and Inomax relate to, among other things:

•       their organization, good standing and corporate or limited liability company power to operate their properties and conduct their businesses;

•       their corporate or limited liability company power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•       identification of consents and approvals of governmental entities required in connection with the merger;

•       the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       the absence of any other business activities or operations not contemplated by the merger agreement;

•       the absence of material pending or contemplated litigation;

•       the information provided in this proxy statement regarding Merger Sub or Inomax being free from any false or misleading statements with respect to any material fact; and

•       the existence of sufficient funds at closing to pay the merger consideration.

Our representations and warranties relate to, among other things:

•       our and our subsidiaries’ organization, good standing and corporate power to operate our businesses;

•       our true and correct organizational documents;

•       ownership of our subsidiaries;

•       our ownership of investments free of liens or outstanding contractual obligations;

•       our capital structure;

•       our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•       the inapplicability of state anti-takeover statutes;

•       the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       identification of consents and approvals of governmental entities required in order to consummate the merger;

•       the necessary shareholder vote to approve the merger agreement and the transactions contemplated thereby;

•       the accuracy of information contained in registration statements, reports and other documents filed with the SEC from December 31, 2004 through August 8, 2006 and the financial statements included in the SEC documents;

•       this proxy statement being free from false or misleading statements or omissions with respect to any material fact;

•       our disclosure controls and procedures and internal controls over financial reporting;

•       our compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•       our providing to Inomax a complete and correct copy of any amendments or modifications which have not been filed with the SEC to contracts which previously have been filed and which are still in effect;

•       the absence of undisclosed liabilities;

•       the operation of our business in the ordinary course since December 31, 2005 and the absence of any material adverse effect;

•       tax matters;

•       our owned and leased real properties;

•       our tangible personal property;

•       our intellectual property;

•       our material contracts;

•       the absence of material pending or threatened litigation;

•       environmental matters;

•       our employee benefit plans;

•       our compliance with applicable laws;

•       our possession of all licenses and permits from any governmental entity necessary to conduct our businesses;

•       our labor matters;

•       our insurance policies;

•       our accounts receivable;

•       our inventories;

•       the receipt of an opinion from Jefferies;

•       the absence of undisclosed broker’s or finder’s fees;

•       the absence of any undisclosed transactions with affiliates;

•       the absence of any corrupt gifts or payments; and

•       the absence of any indebtedness.

Conduct of Business Pending the Merger

Zomax has agreed that from and after August 8, 2006 until the effective time of the merger (or, if applicable, the date on which the merger agreement is terminated), except (i) as may be agreed by Inomax, (ii) as may be expressly permitted pursuant to the merger agreement or (iii) as previously disclosed to Inomax, the business of Zomax and its subsidiaries will be conducted only in the ordinary course and in a manner consistent with past practice and in compliance in all material respects with applicable law. Additionally, Zomax will and will cause each of its subsidiaries to use its reasonable best efforts to:

•       preserve substantially intact the business organization of Zomax and its subsidiaries;

•       substantially preserve the assets and properties of Zomax and its subsidiaries; and

•       substantially preserve the relationships of Zomax and its subsidiaries with customers, suppliers and other third parties with which Zomax or any subsidiary has material business relations,

in each case, in the ordinary course of business.

Further, Zomax has agreed that during the same period, except (i) as may be required by law, (ii) as may be expressly permitted pursuant to the merger agreement or (iii) as previously disclosed to Inomax, Zomax and its subsidiaries will not do any of the following without the prior written consent of Inomax (not to be unreasonably withheld):

•       declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of our capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent);

•       adjust, split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or any of our other securities;

•       purchase, redeem or otherwise acquire any shares of our capital stock or any other of our securities or any rights, warrants or options to acquire any such shares or other securities;

•       issue, deliver, sell, grant, pledge or otherwise dispose of, encumber or subject to any lien, or authorize such issuance, delivery, sale, pledge, disposition, encumbrance or subjection to such lien, any shares of our capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, or any other ownership interest of Zomax or any subsidiary (other than the issuance of Common Shares upon the exercise of stock options outstanding on August 8, 2006);

•       amend Zomax’s or its subsidiaries’ articles of incorporation, bylaws or other similar organizational documents;

•       acquire, by merger or consolidation or by any other means, (i) any business, or (ii) any assets which have an aggregate value in excess of $250,000;

•       authorize, or make any commitment with respect to, any capital expenditures which exceed $35,000 individually or $250,000 in the aggregate;

•       acquire, enter into or extend any option to acquire, or exercise an option to acquire, any real property;

•       enter into any new line of business;

•       sell, lease, license, assign, pledge, subject to a lien or otherwise dispose of or encumber any properties or assets of Zomax or of any subsidiaries which have an aggregate value in excess of $250,000;

•       incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness;

•       issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Zomax or any of subsidiaries, guarantee any debt securities of another person, enter into any agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•       make any material changes in accounting methods or principles, except as may be required by a change in GAAP;

•       adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any Company employee plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any director, officer or employee, or any collective bargaining agreement;

•       increase the compensation or benefits of any present or former directors, officers or employees of Zomax or its subsidiaries (except for normal salary increases and bonus payments in the ordinary course of business);

•       accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted Common Share awards other than as contemplated by the merger agreement or by any agreement outstanding on August 8, 2006;

•       grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (except for the payment of bonuses to employees in accordance with the provisions of the  Company’s existing sales incentive programs);

•       loan or advance any money or other property to any present or former director, officer or employee of Zomax or its subsidiaries, other than routine advances for business expenses in the ordinary course;

•       grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of Zomax or of any subsidiary;

•       undertake any other action that confers upon any current or former employee, officer, director or consultant of Zomax or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the merger agreement;

•       take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company employee plan;

•       enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business;

•       make any loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in a subsidiary of Zomax in the ordinary course of business consistent with past practice, and routine advances for business expenses in the ordinary course;

•       cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, Zomax or any of its subsidiaries), except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect; or

•       make any change (or file for such change) in any method of tax accounting, except as required by GAAP or law;

•       make, change or rescind any material tax election, file any amended Tax return, except as required by applicable law, enter into any closing agreement relating to taxes, waive or extend the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income tax liability, audit, claim or assessment, or surrender any right to claim for a tax refund;

•       waive, release, assign, settle or compromise any pending or threatened action (i) requiring payment by Zomax or any subsidiary in excess of $150,000 individually or $250,000 in the aggregate, unless such payments are fully covered by Zomax’s or such subsidiary’s insurance policies, or (ii) that is brought by any current, former or purported holder of any securities of Zomax in its capacity as such and that (A) requires any payment to such security holder by Zomax or any subsidiary, or (B) adversely affects in any material respect the ability of Zomax and the subsidiaries to conduct their business in a manner consistent with past practice, or to consummate the transactions contemplated by the merger agreement;

•       pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

•       subject to limited exceptions for certain customer contracts under negotiation, enter into, materially amend or modify, or consent to the termination of (other than a termination in accordance with its terms) any material contract;

•       amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) Zomax’s or any subsidiary’s rights under any material contract;

•       fail to maintain in full force and effect the existing insurance policies covering Zomax and the subsidiaries and their respective properties, assets and businesses;

•       effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

•       permit any subsidiary to own any real property other than currently owned by such subsidiary;

•       initiate or consent to any material zoning reclassification of any owned real property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned real property;

•       amend, modify or waive any term of any outstanding security of Zomax or any of its subsidiaries, except as required by the merger agreement;

•       fail to (i) maintain any material real property to which Zomax and any of its subsidiaries have ownership or a leasehold interest in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property, and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use thereof;

•       adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Zomax or any of its subsidiaries other than as contemplated by the merger agreement;

•       take, or agree or commit to take, any action that would, or would reasonably be expected to, result in a Material Adverse Effect at, or as of any time prior to, the effective time of the merger or that would result in any of the conditions to the merger not being satisfied, or agree to omit to take any action necessary to prevent any such Material Adverse Effect as of such time or to prevent any such condition from not being satisfied;

•       grant any waiver to any party with respect to any applicable state anti-takeover statute, including Sections 302A.671 and 302A.673 of the MBCA; or

•       announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing actions.

No Solicitation; Superior Proposal

In the merger agreement, we agreed that neither we nor any of our subsidiaries will (and that we will cause our and our subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives not to), directly or indirectly:

•       solicit, seek, knowingly encourage, or initiate any inquiries with respect to, or that could reasonably be expected to lead to, any “acquisition proposal” (as defined below);

•       participate in any discussions or negotiations regarding, or furnish or disclose to any person any nonpublic information in connection with, an acquisition proposal; or

•       terminate, waive or amend any provision of any existing standstill agreement to which Zomax or any subsidiary is a party.

However, under specified circumstances, and to the extent necessary for the board of directors or the special committee to comply with its fiduciary obligations under applicable law, as determined in good faith by the board or special committee (and after consultation with its outside legal counsel), we may furnish Company related information to, or engage in negotiations or discussions with, any person and/or its representatives in response to a bona fide, unsolicited written acquisition proposal received by Zomax after August 8, 2006 provided that:

•       the board or the special committee determines in good faith that the acquisition proposal is, or could reasonably be expected to result in, a “superior proposal” (defined below);

•       the acquisition proposal did not result from a material breach by Zomax of the non-solicitation provisions of the merger agreement; and

•       prior to furnishing any information with respect to Zomax, the person making the acquisition proposal executed a confidentiality agreement substantially similar to and no less favorable to Zomax than the confidentiality agreement between Zomax and ComVest.

We have agreed to as promptly as reasonably practicable (and in any event within 48 hours of receipt by Zomax):

•       advise Inomax of the receipt of any acquisition proposal or request for information relating to Zomax (other than requests in the ordinary course of business and unrelated to any acquisition proposal);

•       provide Inomax a copy of any acquisition proposal and the identity of the person making the acquisition proposal; and

•       keep Inomax reasonably informed of the status of any acquisition proposal, any modifications to any acquisition proposal and any communications relating to any acquisition proposal.

“Acquisition proposal” means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of 20% or more of the assets of Zomax and its subsidiaries on a consolidated basis in any single or series of related transactions, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving Zomax or any of its subsidiaries, (B) for the issuance by Zomax, in a single or series of related transactions, of securities representing 20% or more of the voting power of the capital stock or other securities of Zomax or any of its subsidiaries, (C) relating to the acquisition in any manner, directly or indirectly, in a single or series of related transactions, of securities representing 20% or more of the voting power of the capital stock or other securities of Zomax or any of its subsidiaries  (whether by tender offer, exchange offer, stock purchase or otherwise), or (D) any other transaction having a similar effect to those described in clauses (A)-(C), in each case other than the transactions contemplated by the merger agreement or (ii) any written inquiry with respect to, any oral inquiry to which Zomax or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

“Superior proposal” means an unsolicited bona fide written acquisition proposal not solicited, initiated or made in violation of the non-solicitation provisions of the merger agreement which (i) relates to more than 50% of the voting power of the capital stock of Zomax or all or substantially all of the assets of Zomax and its subsidiaries and (ii) the board of directors or the special committee determines in its good faith judgment (after consultation with its financial advisor) to be on terms and conditions more favorable to Zomax’s shareholders from a financial point of view (in such capacities as holders) than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such acquisition proposal and the merger agreement (including any alteration to the terms of the merger agreement agreed to in writing by Inomax).

Shareholders’ Meeting

We have agreed to hold a special meeting and prepare and mail this proxy statement in accordance with applicable legal requirements. We have also agreed that, subject to certain limited exceptions, our board of directors will recommend that our shareholders approve the merger agreement and the merger and that we will include such recommendation in the proxy statement.

Change of Board Recommendation

Prior to shareholder approval of the merger agreement, in response to the receipt of an unsolicited bona fide written acquisition proposal, the board or special committee may withhold, withdraw or modify its recommendation to our shareholders that they approve the merger agreement and/or terminate the merger agreement if the board or special committee:  (i) determines in good faith (after consultation with its advisors) that the acquisition proposal is a superior proposal and (ii) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of Zomax under applicable law. However, prior to any change in recommendation or termination of the merger agreement, Zomax must given written notice of a superior proposal (including the material terms and conditions and the identity of the person making any the superior proposal) to Inomax. Inomax has the right, within three business days of receipt of the written notice, to make an offer that the board of directors or special committee determines in its good faith judgment to be at least as favorable to Zomax’s shareholders as the superior proposal.

Employee Matters

For a twelve-month period following the effective time of the merger, Inomax has agreed to use commercially reasonable efforts to provide persons employed by Zomax as the surviving corporation or its subsidiaries immediately prior to the effective time of the merger which we refer to as continuing employees, a total compensation package that is no less favorable to the total compensation package provided to the employee immediately prior to the effective time of the merger.

From and after the effective time of the merger, Inomax has agreed to give full credit to each continuing employee for prior service with Zomax and its subsidiaries for purposes eligibility, vesting and determination of benefits under the employee benefit plans of the surviving corporation and its subsidiaries (except where such treatment would result in duplication of benefits). In addition, Inomax has agreed to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the surviving corporation.

Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, each of Zomax, Inomax and Merger Sub will use its reasonable best efforts to:

•       take all actions, do, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement;

•       obtain all necessary waivers, consents, licenses, permits, authorizations, orders or approvals from governmental authorities or third parties related to or required in connection with the consummation of the merger;

•       continue the quotation of Zomax common stock on The NASDAQ Stock Market until the closing of the merger;

•       make all necessary filings, notifications, and thereafter make any other required submissions with respect to the merger required under applicable federal or state securities laws, HSR Act and any other applicable law;

•       contest any legal proceedings related to the merger or other transactions contemplated by the merger agreement; and

•       execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Public Announcement

The parties agree not to issue any report, statement or press release or otherwise make any public statements with respect to the merger agreement and the transactions contemplated by the merger agreement without the prior written approval of the other party, except as may be required by law, the rules and regulations of The Nasdaq Stock Market or in connection with the enforcement of the merger agreement, in which case the parties agree to use their reasonable best efforts to reach mutual agreement as to the language of any report, statement or press release in advance of publication. Otherwise, any press release announcing the execution of the merger agreement or the closing shall be mutually agreed upon by Zomax and Inomax, and Inomax and Zomax shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the merger or the merger agreement.

Indemnification and Insurance

From the effective time of the merger through the expiration of all applicable statutes of limitation, Inomax has agreed to cause Zomax, as the surviving corporation in the merger, to honor its existing obligations to indemnify, to the fullest extent permitted under applicable law, the current or former directors or officers of Zomax against certain claims, losses, liabilities, damages, judgments and reasonable fees incurred in connection with any claim, action, suit, proceeding or investigation relating to (i) the fact such party is or was an officer, director or employee of Zomax prior to the effective time of the merger or (ii) the merger agreement, to the same extent provided in Zomax’s articles of incorporation. The merger agreement also requires that, for a period of six years after the effective time, Inomax will cause Zomax, as the surviving corporation, to maintain in effect the current policies of directors’ and officers’ liability insurance coverage maintained by Zomax or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts, provided that the surviving corporation will not be required to pay an annual premium in excess of six times the amount equal to 100% of the total current annual premiums paid by Zomax (the “Maximum Premium”). If such insurance cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Zomax will maintain the most advantageous insurance coverage obtainable for an annual premium equal to the Maximum Premium.

Conditions to the Completion of the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver (where permissible) of following conditions:

•       approval of the merger agreement by Zomax’s shareholders in accordance with applicable law;

•       all material authorizations, consents, orders or approvals of, or filings with, or expirations of waiting periods imposed by, any government entity in connection with the merger or consummation of the other transactions contemplated by the merger agreement have been filed or obtained; and

•       the expiration or termination of all waiting periods (and extensions thereof) under the HSR Act and applicable foreign antitrust laws.

The obligations of Zomax to complete the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•       the representations and warranties of Inomax and Merger Sub must be true and accurate as of the closing as though made on and as of the closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such particular date) as follows:  (i) the representations and warranties regarding corporate power and authority shall be true and accurate in all respects, except for de minimis inaccuracies which do not materially affect Inomax and Merger Sub’s ability to complete the transactions contemplated by the merger agreement; and (ii) all other representations and warranties of Inomax and Merger Sub shall be true and accurate, except for such exceptions to such representations and warranties which, individually or in the aggregate, have not had and could not reasonably be expected to have any material adverse effect on the ability of Inomax or Merger Sub to consummate the transactions contemplated by the merger agreement; however, a breach of the representations and warranties with respect to financing shall be deemed to constitute a material adverse effect on the ability of Inomax or Merger Sub to consummate the transactions; provided, however, that in the case of (ii) above, to the extent that portions of such representations and warranties are qualified by a “materiality” or “buyer material adverse effect” qualifier, such portions of such representations and warranties shall be true and accurate in all respects after giving effect to such qualifiers.

•       each of Inomax and Merger Sub must have performed in all material respects all obligations to be performed by it under the merger agreement on or prior to the closing;

•       Inomax and Merger Sub must have delivered a certificate, dated the date of the closing, signed by the president of Inomax and Merger Sub certifying that the two conditions set forth above have been satisfied;

•       no governmental entity having enacted any order, judgment, statute, rule or regulation which would, and no instituted or pending action or proceeding in which any governmental entity seeks to, make the merger illegal or cause the transactions to be rescinded; provided that Zomax shall have used reasonable efforts to prevent the entry of any such order and appeal as promptly as possible any order or injunction that may be entered; and

•       Inomax must have sufficient funds to consummate the merger and the other transactions contemplated by the merger agreement and, at or prior to closing, shall have provided evidence thereof reasonably satisfactory to Zomax.

The obligations of Inomax and Merger Sub to complete the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•       the representations and warranties of Zomax must be true and accurate as of the closing as though made on and as of the closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such particular date) as follows: (i) Zomax’s representations and warranties regarding indebtedness must be true and accurate in all respects except for de minimis inaccuracies of not more than $150,000 in the aggregate; (ii) Zomax’s representations and warranties regarding capitalization, certain employee benefit matters and investment banking fees must be true and accurate in all respects, except for de minimis inaccuracies which do not, individually or collectively, result in a net increase in the aggregate merger consideration or in the costs, expenses or fees associated with the consummation of the transactions contemplated by the merger agreement of more than $500,000 in the aggregate; and (iii)  all other representations and warranties of Zomax must be true and accurate, except for failures to be true and accurate which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

•       Zomax must have performed in all material respects all obligations to be performed by it on or prior to the closing;

•       Zomax must have delivered to Inomax a certificate, dated the date of the closing, signed by the Chief Executive Officer or Chief Financial Officer of Zomax, certifying that the two conditions set forth above have been satisfied;

•       no governmental entity shall have enacted any order, judgment, statute, rule or regulation which would, and no instituted or pending action or proceeding in which any governmental entity seeks to, make the merger illegal or cause the transactions to be rescinded; provided that the Inomax and Merger Sub shall have used reasonable efforts to prevent the entry of any such order and appeal as promptly as possible any order or injunction that may be entered; and

•       no Material Adverse Effect with respect to Zomax shall have occurred since the date of the merger agreement;

•       the holders of not more than 20% of the outstanding Common Shares shall have properly exercised their dissenter’s rights in accordance with the MBCA; and

•       no more than three business days prior to the closing date, Zomax must have provided documentation and/or information confirming that Zomax is current in all material respects on all payment obligations (excluding items being contested on a legitimate basis in the ordinary course of business) and that Zomax’s consolidated cash and net working capital balances are not less than certain minimum amounts and at the closing, Zomax must have delivered to Inomax a certificate signed by a duly authorized officer of Zomax confirming the same as of two days prior to the closing date.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time by written notice by the terminating party to the other party specifying the provision pursuant to which such termination is effected:

(a)        by the mutual written consent of Zomax, Inomax, and the Merger Sub;

(b)        by either Zomax or Inomax, if any governmental authority has taken any non-appealable final action having the effect of permanently restraining or enjoining the consummation of the merger;

provided that the party seeking termination shall have used reasonable efforts to prevent the occurrence of and to remove such action;

(c)        by either Zomax or Inomax, if the merger has not occurred before December 31, 2006 (such date to be extended, but no later than February 15, 2007, if there is a request for additional information made under the HSR Act that has been complied with) unless the terminating party’s failure to fulfill any material obligation under the merger agreement was the principal cause of, or resulted in, the failure of the merger to occur on or before such date;

(d)        by either Zomax or Inomax, if the board of directors of Zomax or the special committee has either (i) approved or recommended to the shareholders of Zomax any superior proposal, or (ii) effected a change in the company recommendation (as defined in the merger agreement);

(e)        by either Zomax or Inomax, if shareholder approval of the merger agreement is not obtained at the special shareholders meeting (including any adjournment or postponement thereof);

(f)         by Inomax, if Inomax is not in material breach of its obligations under the merger agreement and Zomax breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach prevents the satisfaction of Inomax’s and Merger Sub’s conditions to closing and such breach or inaccuracy is either not capable of being cured or, if reasonably capable of being cured, has not been cured within 20 business days after receipt by Zomax of written notice of such breach from Inomax; or

(g)        by Zomax, if Zomax is not in material breach of its obligations under the merger agreement and Inomax or Merger Sub breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach prevents the satisfaction of Zomax’s conditions to closing and such breach or inaccuracy is either not capable of being cured or, if reasonably capable of being cured, has not been cured within 20 business days after receipt by Inomax and Merger Sub of written notice of such breach from Zomax.

In the event of termination of the merger agreement as provided above, the merger agreement shall immediately become void and there shall be no liability or obligation of the parties, however, the provisions of the merger agreement regarding confidentiality, effect of termination, fees and expenses, and certain miscellaneous provisions and the confidentiality agreement between Zomax and ComVest shall remain in full force and effect and survive any termination of the merger agreement.

Termination Fees

If the merger agreement is terminated under certain circumstances, Zomax or Inomax may be obligated to pay the other party a termination fee and reimburse the other party’s for reasonable out-of-pocket costs and expenses as follows:

•       If the merger agreement is terminated by Inomax or Zomax as a result of the failure of Zomax’s shareholders to approve the merger agreement, then Zomax will pay Inomax a termination fee of $1,500,000 and reimburse expenses up to $1,000,000, if (A) at the time of the special meeting there was a publicly announced and not withdrawn acquisition proposal, and (B) concurrently with such termination or within 315 days after the termination date, Zomax enters into a definitive agreement to effect, or consummates, an acquisition proposal;

•       If the merger agreement is terminated by Inomax or Zomax as a result of the board of directors or special committee (i) approving or recommending to the shareholders of Zomax any superior proposal or (ii) effecting a change in the company recommendation, then Zomax will pay Inomax a termination fee of $1,500,000 and reimburse expenses up to $1,000,000;

•       If the merger agreement is terminated by Inomax because Zomax breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach prevents the satisfaction of Inomax and Merger Sub’s conditions to closing and such breach or inaccuracy is either not capable of being cured or, if reasonably capable of being cured, has not been cured within 20 business days after receipt by Zomax of written notice of such breach from Inomax, then Zomax will pay Inomax a termination fee of $1,500,000 and reimburse expenses up to $1,000,000; or

•       If the merger agreement is terminated by Zomax because Inomax or Merger Sub breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach prevents the satisfaction of Zomax’s conditions to closing and such breach or inaccuracy is either not capable of being cured or, if reasonably capable of being cured, has not been cured within 20 business days after receipt by Inomax and Merger Sub of written notice of such breach from Zomax, then Inomax will pay to Zomax a fee of $3,000,000.

The foregoing termination fee and expense reimbursement provisions are intended to be liquidated damages and the sole and exclusive remedy of the parties. ComVest has entered into a guarantee dated August 8, 2006 to guarantee the payment of any termination fee by Inomax.

Expenses

Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are payable by the party incurring such expenses.

Amendment

Any provision of the merger agreement may be amended or waived by the parties at any time prior to the consummation of the merger, before or after shareholder approval has been obtained. If, however, the merger agreement is to be amended after shareholder approval has been obtained, any amendment that by law requires further approval by the shareholders of the parties may be executed only upon further approval of the shareholders.

MARKET PRICES OF ZOMAX’S COMMON SHARES

Our Common Shares are listed and traded on The NASDAQ Global Market under the symbol “ZOMX.”  The following table sets forth for the periods indicated, the high and low close prices of our Common Shares as reported on The NASDAQ Global Market.

	High	Low
2004
First Quarter	$5.32	$3.93
Second Quarter	4.30	3.59
Third Quarter	3.78	2.93
Fourth Quarter	4.11	3.10
2005
First Quarter	$4.73	$2.89
Second Quarter	2.95	2.16
Third Quarter	3.39	2.87
Fourth Quarter	3.10	2.01
2006
First Quarter	$2.12	$1.70
Second Quarter	2.00	1.49
Third Quarter (through August 17, 2006)	2.00	1.43

The closing sale price of the Common Shares on The NASDAQ Global Market on August 8, 2006, the last trading day before Zomax announced the execution of the merger agreement, was $1.43 per share. The average trading price of the shares over the prior three-month period was approximately $1.59. On [                      ], 2006, the last trading day before this proxy statement was printed, the closing price of our Common Shares on The NASDAQ Global Market was [$                  ] per share. You are encouraged to obtain current market quotations for the Common Shares in connection with voting your shares.

Zomax has not paid any cash dividends in prior years and it is currently restricted by the terms of the merger agreement from paying cash dividends. During the fiscal year ended December 30, 2005, Zomax repurchased 641,000 shares of Zomax’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of our common stock beneficially owned as of August         , 2006 (unless otherwise indicated) by:

•       each person who is known to us to be the beneficial owner of more than five percent of our common stock;

•       each director;

•       our chief executive officer at the end of our last completed fiscal year and our four most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•       all current directors and executive officers as a group.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The beneficial ownership percentages reflected in the table below are based on 34,457,412 shares of our common stock outstanding as of August 15, 2006 (including restricted stock, whether or not the risks of forfeiture have lapsed, and shares issuable in connection with the settlement of a prior shareholder litigation). Except as otherwise indicated, the address of each person in this table is c/o Zomax Incorporated, 5353 Nathan Lane North, Plymouth, MN 55442.

Name (and Address of 5% Owner) or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Anthony Angelini(2)	1,342,527	3.8%
Richard D. Barnes(3)	260,000	*
Michael L. Miller(4)	420,000	*
Janice Ozzello Wilcox(5)	125,250	*
Robert Ezrilov(6)	133,000	*
Howard P. Liszt(7)	155,250	*
Paul F. Foley(8)	33,750	*
Joseph J. Lahti(9)	33,000	*
Basil P. Regan(10)	3,494,246	10.1%
Peter H. Woodward(11)	64,400	*
Dimensional Fund(12)	2,828,087	8.2%
Regan Partners, L.P.(10)	2,767,146	8.0%
Xenia(13)	2,003,800	5.8%
All Executive Officers and Directors as a Group(10 Individuals)(14)	5,994,673	16.7%

*                                 Less than 1% of the outstanding shares of common stock.

(1)                       Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual’s right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2)                       Includes 37,000 shares held in a charitable trust, of which Mr. Angelini is trustee, and 956,800 shares that may be purchased by Mr. Angelini upon exercise of currently exercisable options.

(3)                       Includes 50,000 shares that may be purchased by Mr. Barnes upon exercise of currently exercisable options.

(4)                       Represents 220,000 shares that may be purchased by Mr. Miller upon exercise of currently exercisable options.

(5)                       Includes 101,250 shares that may be purchased by Ms. Wilcox upon exercise of currently exercisable options.

(6)                       Includes 89,000 shares that may be purchased by Mr. Ezrilov upon exercise of currently exercisable options.

(7)                       Includes 95,250 shares that may be purchased by Mr. Liszt upon exercise of currently exercisable options.

(8)                       Represents 33,750 shares that may be purchased by Mr. Foley upon exercise of currently exercisable options.

(9)                       Includes 33,000 shares that may be purchased by Mr. Lahti upon exercise of currently exercisable options.

(10)                Regan Partners, L.P. owns 2,767,146 shares and Basil P. Regan owns 727,100 shares individually. Mr. Regan is the General Partner of Regan Partners, L.P. and has voting and dispositive power over all shares held by Regan Partners, L.P. The address for both Mr. Regan and Regan Partners, L.P. is 32 East 75th Street, 20th Floor, New York, NY 10022.

(11)                Represents shares held by MHW Partners, L.P., of which Mr. Woodward is the general partner and has sole voting and investment power over the shares.

(12)                Dimensional Fund Advisors Inc. has sole voting and dispositive power over all of the shares as an investment adviser to four investment companies and as investment manager to certain other commingled group trusts and separate accounts; however, all shares are owned by the Fund. The address for Dimensional Fund is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. We have relied on information in a Schedule 13G filed with the SEC on February 6, 2006.

(13)                Pursuant to a Schedule 13D filed with the Securities and Exchange Commission on June 6, 2006 by Xenia Contrarian Partners, L.P. (“Xenia LP”), Xenia Capital Management, LLC (“Xenia LLC”), Oak Ridge Holding Corporation (“Oak Ridge”), King Capital Corp. (“King Capital”), Provident Premier Master Fund, Ltd. (“Provident”), Charmel Limited Partnership (“Charmel”), Robert C. Klas, Sr., Marc Kozberg, Randall Kominsky, Harold G. Schenker and Charles Barry (the “Xenia Group”), the Xenia Group owns 2,003,800 shares. The shares are held as follows, with the holder having voting and investment power over the shares except as set forth:  (i) Xenia LP owns 500,000 shares; Xenia LLC, the general partner of Xenia LP has the sole voting and dispositive power over such shares; (ii) Oak Ridge owns 75,000 shares; (iii) King Capital owns 343,800 shares; (iv) Provident owns 200,000 shares; (v) Charmel owns 300,000 shares; (vi) Mr. Klas owns 300,000 shares; (vii) Mr. Kozberg owns 175,000 shares; (viii) Mr. Kominsky owns 60,000 shares; (ix) Mr. Schenker owns 50,000 shares; and (x) Mr. Barry, as a member of Xenia LP, the general partner of Xenia LLC and as a shareholder and director of Oak Ridge, may be deemed to beneficially own the aggregate 875,000 shares held by Xenia LP, Charmel and Oak Ridge. In addition, Messrs. Klas, Kozberg, Kominsky and Barry, by reason of their being members of Xenia LLC, the general partner of Xenia LP, and by being shareholders, directors and, in the case of Messrs. Kozberg and Kominsky, officers of Oak Ridge, may be deemed to have shared voting and dispositive power of the shares held by Xenia LP and Oak Ridge; however, each disclaims beneficial ownership of such shares. The address for the Xenia Group is 701 Xenia Avenue South, Suite 100, Golden Valley, MN 55416.

(14)                Includes 1,512,300 shares which may be purchased by current executive officers and directors upon exercise of currently exercisable options.

DISSENTER’S RIGHTS OF APPRAISAL

The following summary of the rights of dissenting shareholders is qualified in its entirety by the provisions of Sections 302A.471 and 302A.473 of the MBCA. The text of Sections 302A.471 and 302A.473 are set out in full as Annex C to this proxy statement. The right to dissent is available only to Zomax shareholders as of the record date. If you wish to assert your dissenters’ rights, you should carefully review the requirements under Sections 302A.471 and 302A.473 of the MBCA and consult with an attorney, as failure to comply strictly with the provisions of Sections 302A.471 and 302A.473 of the MBCA may prejudice your right of dissent. If your shares are held of record in the name of another person, such as a bank, broker or other nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to properly assert whatever dissenters’ rights you may have. A beneficial owner of shares who is not the record owner of those shares may assert statutory dissenters’ rights as to shares held on such person’s behalf, provided that the beneficial owner submits a written consent of the record owner at or before the time such rights are asserted. If you dissent, you must do so with respect to all Zomax shares that you hold.

If you wish to dissent, and obtain payment in cash of the fair value of your shares, you must adhere strictly to the following procedure:

•       Provide written notice to Zomax before the special meeting of shareholders at which the merger is submitted to a vote, or at the special meeting but before the vote on the merger, that you intend to demand the fair value for your shares if the merger proposal is approved.

•       You must not vote your shares in favor of the merger. A failure to vote will not constitute a waiver of your dissenters’ rights, but a vote in favor of the merger by proxy or in person will constitute a waiver of your dissenters’ rights for the merger and will override any previously filed written notice of intent to demand payment. A signed proxy returned with no indication of how it should be voted (including no abstention) will be a vote for the merger and will therefore constitute a waiver of your dissenters’ rights.

•       After the date on which shareholders approve the merger, Zomax must give you written notice containing: the address where your demand for payment and stock certificates must be sent; the date when your demand and stock certificates must be received; any restrictions on transfer that will apply after the demand for payment is received; a form to be used to certify the date on which you or the beneficial owner on whose behalf you dissent acquired the shares and to demand payment; and a copy of Sections 302A.471 and 302A.473 of the MBCA, accompanied by a brief description of the procedures to be followed under these sections.

•       Within 30 days of the date of the Zomax notice, you must demand payment and deposit your certificates with Zomax, or you will irrevocably forfeit your dissenters’ rights. Notwithstanding this deposit, the dissenter shall retain all rights as a shareholder of Zomax until the merger takes effect.

•       After the merger becomes effective or after Zomax receives a valid demand for payment from you, whichever is later, Zomax shall remit payment to you of the amount Zomax estimates to be the fair value of your shares, plus interest, accompanied by certain financial information about Zomax, an estimate of the fair value of the shares, the method used for determining fair value, a copy of Sections 302A.471 and 302A.473 of the MBCA, and a brief description of the procedure to be followed in demanding supplemental payment.

•       If you believe that the amount remitted by Zomax is less than the fair value of the shares, with interest, you may give written notice to Zomax of your estimate of fair value, with interest, within 30 days after Zomax mails such remittance and demand payment of the difference. UNLESS YOU MAKE SUCH A DEMAND WITHIN SUCH THIRTY-DAY PERIOD, YOU WILL BE ENTITLED ONLY TO THE AMOUNT REMITTED BY ZOMAX.

•       Within 60 days after Zomax receives such a demand, it will be required either to pay you the amount demanded (or agreed to after discussion between you and Zomax) or to file in court a petition requesting that the court determine the fair value of the shares, with interest.

All shareholders who have demanded payment for their shares, but have not reached agreement with Zomax, will be made parties to such court proceeding. The court will then determine whether the dissenting shareholders have fully complied with the provisions of Section 302A.473 of the MBCA and will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including the recommendation of any appraisers appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not such method was used by Zomax or a shareholder. The expenses of the court proceeding will be assessed against Zomax, except that the court may assess part or all of those costs and expenses against a shareholder whose action in demanding payment is found to be arbitrary, vexatious, or not in good faith.

As defined in Section 302A.473 of the MBCA, the fair value of Zomax’s shares means the fair value of the shares immediately before the effective time of the merger. Under Section 302A.471 of the MBCA, a shareholder of Zomax has no right at law or equity to set aside the consummation of the merger, except if such consummation is fraudulent with respect to such shareholder. Any shareholder making a demand for payment of fair value for his or her shares may withdraw the demand at any time before the determination by the court of the fair value of the shares by filing with Zomax written notice of such withdrawal.

The address for purposes of making a dissenter’s demand is:

Investor Relations Department

Zomax Incorporated

5353 Nathan Lane North

Plymouth, Minnesota 55442

ADJOURNMENT OF THE SPECIAL MEETING

Zomax is asking its shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings.

If the merger is not completed, shareholder proposals intended to be included in Zomax’s proxy statement for the 2007 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by Zomax at its executive offices by January 2, 2007. Proposals for the 2007 annual meeting of shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by Zomax at its executive offices on or before March 17, 2007.

OTHER MATTERS

Other Business at Special Meeting

The board of directors does not know of any other business that may properly be presented for consideration at the special meeting.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Zomax Incorporated, 5353 Nathan Lane North, Plymouth, Minnesota 55442, telephone: (763) 553-9300. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and other information concerning us, without charge, by written or telephonic request directed to us at Zomax Incorporated, 5353 Nathan Lane North, Plymouth, Minnesota 55442, telephone: (763) 553-9300 or from the SEC through the SEC’s website at the address provided above.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                             ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
INOMAX, LLC,
ZOMAX MERGER CORP.,
and
ZOMAX INCORPORATED
Dated as of August 8, 2006

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INOMAX, LLC,

ZOMAX MERGER CORP.

AND

ZOMAX INCORPORATED

DATED AS OF AUGUST 8, 2006

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Accounts Receivable	Section 3.19(a)
Acquisition Proposal	Section 6.1(e)
Action	Section 3.12
Affiliate	Section 3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.3(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Change in the Company Recommendation	Section 6.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Recitals
Company Charter Documents	Section 3.1(b)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(a)
Company Inventories	Section 3.19(b)
Company Knowledge	Section 9.12
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.3(d)
Company Permits	Section 3.16
Company Recommendation	Section 6.2
Company Restricted Stock	Section 2.3(a)(i)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 2.3(a)(i)
Company Stock Plans	Section 2.3(a)(i)
Company Stockholder Approval	Section 3.3(a)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
Contract	Section 3.3(b)
Costs	Section 6.8(a)
Dissenting Shares	Section 2.4(a)
DOJ	Section 8.1(b)
Effective Time	Section 1.1

Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.1(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Expenses	Section 8.3(a)
Foreign Benefit Plan	Section 3.14(h)
FTC	Section 8.1(b)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.3(c)
Impaired Inventory	Section 3.19(b)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
Investments	Section 3.1(d)
IP Agreements	Section 3.10(b)
Law	Section 3.3(b)
Lease Documents	Section 3.8(b)
Leased Properties	Section 3.8(b)
Liens	Section 3.1(c)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
Option Consideration	Section 2.3(b)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.8(a)
Permitted Liens	Section 3.8(a)
Person	Section 2.2(a)
Pre-Closing Period	Section 5.1
Properties	Section 3.8(b)
Proxy Statement	Section 3.4(b)
PSV Policies	Section 6.12
Required Company Stockholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.1(a)
Securities Act	Section 3.4(b)
Special Committee	Recitals
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.3
Surviving Corporation Employee Plan	Section 6.13
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Termination Date	Section 8.1
Transactions	Section 3.1(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 8, 2006, by and among Inomax, LLC, a Delaware limited liability company (the “Buyer”), Zomax Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of the Buyer (the “Merger Sub”), and Zomax Incorporated, a Minnesota corporation (the “Company”).

RECITALS

A.         The Board of Directors of the Buyer and an independent special committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company;

B.         The acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the Minnesota Business Corporation Act (the “MBCA”), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer; and

C.         The respective Boards of Directors of the Buyer and the Merger Sub, and the Special Committee deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER

1.1        Effective Time of the Merger.   Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of Minnesota articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Merger Sub and the Company in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.2        Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Minneapolis time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day (as defined below) after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Minneapolis, Minnesota are permitted or required by law, executive order or governmental decree to remain closed.

1.3        Effects of the Merger.   At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the “Surviving Corporation”) and Surviving Corporation shall become the wholly-owned subsidiary of the Buyer. The effects of the Merger shall be as provided in this

Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4        Articles of Incorporation.   At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.

1.5        Bylaws.   At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time and as set forth in Exhibit B attached hereto, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.6        Directors and Officers of the Surviving Corporation.

(a)        The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b)        The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

2.1        Conversion of Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a)        Capital Stock of the Merger Sub.   Each share of the common stock, no par value, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(b)        Cancellation of Treasury Stock and Buyer-Owned Stock.   All shares of common stock of the Company (“Company Common Stock”) that are (i) held in treasury of the Company or (ii) owned by the Buyer, the Merger Sub or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time, if any, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)        Merger Consideration for Company Common Stock.   Subject to Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time, including Company Restricted Stock described in Section 2.3 below, shall be automatically converted into the right to receive an amount in cash equal to $2.09 per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)        Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided this section shall not be deemed to authorize any such change with respect to the Company Common Stock.

2.2        Exchange of Certificates.   The procedures for exchanging certificates representing shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)        Exchange Agent.   At or prior to the Effective Time, the Buyer shall deposit with a bank, trust company or other Person (as defined below) (the identity of which bank, trust company or other Person shall be mutually acceptable to the Buyer and the Company) (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Exchange Agent as directed by Buyer; provided, however, that the Exchange Fund shall not be invested in any manner that would preclude, limit or delay the Exchange Agent from timely making all payments contemplated by this Article II; and provided, further, that, if invested, such investments shall be in short-term obligations of, or short-term obligations guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. For purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

(b)        Exchange Procedures.   Promptly (but in no event more than three Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.1(c) (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.

(c)        No Further Ownership Rights in Company Stock.   All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)        Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall look only to the Buyer (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(e)        No Liability.   To the extent permitted by applicable Law, none of the Buyer, the Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any Merger Consideration in respect of such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)         Withholding Rights.   Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g)        Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h)        Stock Transfer Books.   At the close of business, Minneapolis time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

2.3        Company Stock Options; Restricted Stock.

(a)        The Company shall take such action as shall be required:

(i)         to cause (A) the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”), including those granted under the Company’s 1996 Stock Option Plan or the Company’s 2004 Equity Incentive Plan, each as amended (together with any other plans or arrangements of the Company pursuant to which shares of Company Common Stock, or rights to acquire shares of Company Common Stock may be issued, collectively, the “Company Stock Plans”) and (B) the lapsing of any risks of forfeiture with respect to all restricted shares of Company Common Stock issued by the Company, including those issued under the Company’s 2004 Equity Incentive Plan (“Company Restricted Stock”), to be accelerated in full effective immediately prior to the Effective Time;

(ii)       subject to the conversion of each Company Stock Option as set forth in Section 2.3(a)(iii) below, to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii)      to cause each outstanding Company Stock Option to represent solely the right to receive on the first Business Day following the Effective Time, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option, and all such Company Stock Options shall no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other Person or any other consideration.

(b)        Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, on the first Business Day following the Effective Time, an amount (net of applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). If the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, the holder of such Company Stock Option shall not be entitled to receive any Option Consideration and such Company Stock Option shall be cancelled and have no further force or effect.

(c)        As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options a letter describing the payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options.

2.4        Dissenting Shares.

(a)        Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for the “fair value” of such shares of Company Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the MBCA with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.

(b)        If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

(c)        The Company shall give the Buyer: (i) prompt notice of any written demand received by the Company prior to the Effective Time pursuant to Sections 302A.471 and 302A.473 of the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Merger Sub on the date hereof, except as expressly set forth in the Company SEC Reports or in the disclosure schedule delivered by the Company to the Buyer and the Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”), as follows:

3.1        Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)        Organization; Standing and Power.   The Company and each entity in which the Company, directly or indirectly, owns at least 50% of the outstanding stock, membership or other equity interests (a “Subsidiary”) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and, where applicable as a legal concept, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, would not have a Company Material Adverse Effect (as defined below). Each Subsidiary of the Company is listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 15, 2006 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, the term “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has a material adverse effect on the business, condition (financial or otherwise), capitalization, assets liabilities, operations, or results of operations of the Company and its Subsidiaries (considering the Company and its Subsidiaries as a whole); provided, however, that none of the following items shall, alone or in combination with any of the other following items, be deemed to constitute a Company Material Adverse Effect:  (i) changes in national or international economic or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (so long as the Company and its Subsidiaries are not materially disproportionately adversely affected thereby); (ii) changes in factors generally affecting the industries or markets in which the Company and its Subsidiaries operate (so long as the Company and its Subsidiaries are not materially disproportionately adversely affected thereby); (iii) changes in any law, rule or regulation or GAAP or the interpretation thereof; (iv) any action taken pursuant to or in accordance with this Agreement, including the public announcement of the transactions contemplated by this Agreement (“Transactions”) or taken by or at the request of the Buyer or any of its Affiliates; (v) any fees or expenses incurred in connection with the Transactions; (vi) any failure by the Company to meet any published financial estimates for any period ending on or after the date of this Agreement and prior to the Closing Date, in and of itself; (vii) a decline in the price of the Company Common Stock on The Nasdaq National Market; or (viii) disruptions in financial, banking or securities markets generally (so long as the Company and its Subsidiaries are not materially disproportionately adversely affected thereby).

(b)        Charter Documents.   The Company has delivered or made available to the Buyer:  (i) a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Articles of Incorporation and Bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any material provisions of the Company Charter Documents and each Subsidiary is not in violation of any material provisions of its respective Subsidiary Charter Documents. The Company has made available to the Buyer complete and correct copies of the minutes of all meetings of the Company’s Board of Directors (and each Committee thereof) and of the Stockholders of the Company, in each case since January 1, 2003, except that those portions of minutes that describe the terms of any Acquisition Proposal made by a Person other than Buyer, Merger Sub or ComVest Investment Partners (or any Affiliate thereof) within six months prior to the date of execution of this Agreement shall be made available after the signing of this Agreement.

(c)        Subsidiaries.   All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company directly or indirectly through another Subsidiary, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests, other than liens for taxes not yet due and payable (collectively, “Liens”) or restrictions imposed by applicable securities laws. A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other Person, is set forth in Section 3.1(c), of the Company Disclosure Schedule.

(d)        Section 3.1(d) of the Company Disclosure Schedule lists any and all Persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

3.2        Capital Structure.

(a)        The authorized capital stock of the Company is 125,000,000 shares having a par value of $.01 per share solely for the purpose of any statute or regulation imposing a tax or fee based on the capitalization of the Company, which consist of 100,000,000 shares of Company Common Stock and 25,000,000 undesignated shares. At the close of business on August 4, 2006, there were 33,332,412 shares of Company Common Stock issued and outstanding (840,000 of which were shares of Company Restricted Stock) and no undesignated shares were issued or outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of: (i) all outstanding Company Stock Options, indicating with respect to each such

Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof; (ii) all outstanding shares of Company Restricted Stock, indicating with respect to each such shares of Company Restricted Stock the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Restricted Stock and the date of grant thereof. The Company has not issued pursuant to any Company Stock Plan shares of Company Common Stock, or awards representing rights to acquire shares of Company Common Stock, which in the aggregate exceed the total number of shares of Company Common Stock issuable pursuant to such Company Stock Plan; provided that such calculation, to the extent consistent with such Company Stock Plan, shall exclude any awards that expired, were cancelled or were forfeited prior to having vested. There are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary (including, but not limited to, any Company Restricted Stock), (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. The Company does not have a “poison pill” or similar stockholders rights plan. None of the Company or any Subsidiary is a party to any stockholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

(b)        Each outstanding share of capital stock or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or other equity interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

3.3        Authority; No Conflict; Required Filings and Consents.

(a)        The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the MBCA (the “Company Stockholder Approval”), to perform its obligations under and consummate the Transactions. Without limiting the generality of the foregoing, the Special Committee, at a meeting duly called and held, with all members present voting in favor, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of the MBCA, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and resolved to recommend that the stockholders of the Company vote in favor of the approval of this Agreement. The Special Committee’s approval of the Merger also satisfies the provisions of Section 302A.673 of the MBCA. Each of the Company, the Company’s Board of Directors and the Special Committee has taken all actions necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States

(including Sections 302A.671 and 302A.673 of the MBCA) applicable to the Company shall be applicable to this Agreement, the Merger or the other Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)        The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, (i) conflict with or violate any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to any right or obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding material commitment, instrument or obligation, including all exhibits, schedules and amendments thereto (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in Section 3.3(c), conflict with or violate in any material respect any statute, law, ordinance, regulation, permit, rule, code, executive order, judgment, injunction, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected.

(c)        No consent, approval, or authorization of, or filing with, any federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory agency (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State of Minnesota, (iii) the filing of the Proxy Statement with the SEC under the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) such consents, approvals, authorizations, and filings as may be required under applicable state securities laws, (vi) the Company Stockholder Approval, and (vii) those consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings set forth on Section 3.3(c) of the Company Disclosure Schedule.

(d)        The affirmative vote for approval of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”) on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Meeting”) is the only vote of the holders of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the other Transactions.

3.4        SEC Filings; Financial Statements; Information Provided.

(a)        The Company has filed or furnished all material reports required to be filed or furnished by it with the SEC from December 31, 2004 through the date hereof (collectively, including any amendments thereto, the “Company SEC Reports”). As of their respective filing dates (or, if amended, as of the date of such amendment), (i) the SEC Reports complied in all material respects in accordance with the applicable requirements of the Securities Act (as defined herein), the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations promulgated thereunder and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but prior to the date hereof). There has been no correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2004 through the date of this Agreement. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. The financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) generally applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect).

(b)        Except with respect to information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (the “Proxy Statement”), to the Company’s knowledge, the Proxy Statement and any other soliciting materials of the Company shall not, on the date the Proxy Statement or such materials are first mailed to the stockholders of the Company at the time of the Company Meeting or at the time of any amendment or supplement thereof, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person shall mean any Person who is an “affiliate” of that Person within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

(c)        The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-5 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)        The Company has made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, all of which are listed in Section 3.4(d) of the Company Disclosure Schedule.

3.5        No Undisclosed Liabilities.   Except as disclosed in the consolidated unaudited balance sheet of the Company as of June 30, 2006 (the “Company Balance Sheet”), the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the Transactions, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

3.6        Absence of Certain Changes or Events.   Between the date of the Company Balance Sheet and the date of this Agreement, (i) there has not been any event, circumstance, change, development, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) except in connection with the Transactions, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, (iii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement, and (iv) there has been no material adverse change in the Company’s net working capital (cash, accounts receivable, accounts payable, inventory, or any other item affecting the Company’s working capital).

3.7        Taxes.

(a)        The Company and each of its Subsidiaries have filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have, in all material respects, paid all Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have, in all material respects, been duly withheld or collected and, to the extent required, been paid to the proper Governmental Entity in material accordance with applicable laws. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than Permitted Liens. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees or levies, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations or statements required to be supplied to a taxing authority in connection with Taxes, including, any information return, claim for refund, amended return or declaration of estimated Tax. Nothing in this Agreement shall be considered a representation or warranty by the Company regarding the Surviving Corporation’s use of any tax attributes, including but not limited to tax credits or net operating loss carryovers of the Company.

(b)        There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns filed, and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2004. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s knowledge, threatened. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(c)        Neither the Company nor any of its Subsidiaries is a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members.

3.8        Owned and Leased Real Properties.

(a)        Section 3.8(a) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) the record owners of such Owned Real Property. The Company or its Subsidiaries are the sole owners of good, valid and marketable title to the Owned Real Properties free and clear of all Liens other than (A) as set forth in Section 3.8(a) of the Company Disclosure Schedule, (B) Liens for current taxes and assessments not yet due and payable, and (C) to the extent the following Liens have not had and would not reasonably be expected to have a Company Material Adverse Effect: (1) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice; (2) all matters of record; and (3) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which have not, and would not reasonably be expected to, materially interfere with the conduct of the business of the Company (collectively, “Permitted Liens”). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Owned Real Property which violations would have a Company Material Adverse Effect.

(b)        Section 3.8(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by or to the Company or any Subsidiary (collectively, the “Leased Properties”; the Leased Properties, together with the Owned Real Properties, collectively, the “Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, the name of the lessor and the lessee, and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith, and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.8(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to the Buyer. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default which has not been cured to the satisfaction of the other party thereto, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries.

3.9        Tangible Personal Property.   The Company and its Subsidiaries have legal and valid title to or a valid and enforceable right to use, all of the tangible personal properties and assets used, held for use or necessary for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for nonmaterial assets that may be loaned to or located with the Company by the Company’s customers and/or vendors, and except for such defects or failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect, and are located on the Properties.

3.10     Intellectual Property.

(a)        Section 3.10(a) of the Company Disclosure Schedule contains a list and description (showing, with respect to Intellectual Property owned by the Company, in each case, any product, device, process, service, business or publication covered thereby, the registered or other owner, and registration number, if any of all material Intellectual Property owned by, licensed to or used by the Company (the “Company Intellectual Property”), other than software licensed to the Company that is available in consumer retail stores and subject to “shrink-wrap” license agreements and other than know-how and unregistered copyrights. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including all (i) patents, inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs and (iii) databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation.

(b)        Section 3.10(b) of the Company Disclosure Schedule contains a list and description (showing in each case the parties thereto and the date) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to the Company Intellectual Property (the “IP Agreements”).

(c)        To the knowledge of the Company, the Company either: (i) owns the entire right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrance; or (ii) has the right to use the Company Intellectual Property pursuant to the IP Agreements.

(d)        All patents and registrations for trademarks, service marks and copyrights which are both held by the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, are subsisting and have not expired or been cancelled or abandoned, and are not subject to any pending or, to the knowledge of the Company, threatened challenge. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has taken all actions reasonably necessary to protect, and where necessary register, the Company Intellectual Property it owns.

(e)        To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, and there is no claim pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that the operations, activities, products or processes of the Company or any Subsidiary infringe any Intellectual Property of any other Person. All license fees, royalties and other payment obligations incurred by the Company or any Subsidiary pursuant to any IP Agreement have been (i) paid by the Company or such Subsidiary or (ii) properly accrued for by the Company in its financial statements, in all material respects.

(f)         Each of the IP Agreements is valid, binding and in full force and effect as against the Company or the Subsidiaries and as against the other party thereto. The Company and its Subsidiaries have performed their respective material obligations required to be performed by them to the date hereof under the IP Agreements and are not, and are not alleged in writing to be in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform, in any material respect, any act which would constitute a default under the provisions of any IP Agreement.

(g)        All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Company Intellectual Property on behalf of the Company, any Subsidiary or any predecessor in interest thereto either:  (i) is a party to a “work-for-hire” agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or such Subsidiary (or such predecessor in interest, as applicable) of all right, title and interest in such material.

3.11     Contracts.

(a)        Section 3.11(a) of the Company Disclosure Schedule contains a list of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” shall mean the following Contracts:

(i)         any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company currently in effect and operative;

(ii)       any employment, severance, retention, consulting or other material Contract with any member of the Company Board or any executive officer of the Company;

(iii)      any Contract containing any covenant (A) limiting in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, or (B) granting any exclusive rights to make, sell or distribute the Company’s products;

(iv)       any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Subsidiaries;

(v)        any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi)       any Contract to license to any third party the right to reproduce any of the Company’s Intellectual Property products, services or technology or any Contract to sell or distribute any of the Company’s Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vii)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and payable in the ordinary course of business;

(viii)    any settlement agreement entered into within two (2) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000;

(ix)       any Contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to or from customers, clients, distributors or other resellers in the ordinary course of business;

(x)        any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(xi)       any Contract with a customer pursuant to which the Company realized net revenues in fiscal year 2005 of more than $1,000,000 in the aggregate;

(xii)     any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2005 of more than $1,000,000 in the aggregate; and

(xiii) any Contract relating to the sale or purchase of a business, division, securities or any other significant assets (excluding any Contracts with vendors or customers in the ordinary course of business) pursuant to which the Company or any of its Subsidiaries has (A) continuing indemnification obligations, or (B) potential liability under any purchase price adjustment;

(xiv)     any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.11) (A) which by its terms is not terminable by the Company upon 120 days or less notice and is likely to involve payment or receipt of consideration over the remaining term of such Contract in excess of $250,000 in the aggregate, or (B) which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

(b)        Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception) in all material respects, except to the extent it has previously expired in accordance with its terms. The Company and its Subsidiaries have performed their respective material obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform any act which would constitute a default under the material provisions of any Company Material Contract.

3.12     Litigation.   There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, or any asset or property of the Company or any of its Subsidiaries, that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect. There are no judgments, orders, settlements, decrees, writs, injunctions, determinations, awards or other judicial or administrative rulings outstanding against the Company or any of its Subsidiaries, or any of their properties or assets, that have had or would reasonably be expected to result in a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. Other than pursuant to the Company Charter Documents, any insurance policy for the benefit of directors or officers or as set forth in Section 3.18 of the Company Disclosure Schedule, no

Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification.

3.13     Environmental Matters.

(a)        Except for matters that, individually or in the aggregate, would not result in a Company Material Adverse Effect:

(i)         neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law;

(ii)       neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;

(iii)      the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; and

(iv)       to the knowledge of the Company, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at or from or under any of the properties or facilities currently owned or leased (or, during the period of the Company’s or Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated) by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that would give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws.

(b)        For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal or release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c)        For purposes of this Agreement, the term “Hazardous Substance” means: any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” or “solid waste” under applicable Environmental Law.

3.14     Employee Benefit Plans.

(a)        Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material Employee Benefit Plans currently sponsored, maintained or contributed to or required to be contributed to by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans, all option and equity plans or arrangements, as well as all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the Company, its Subsidiaries or ERISA Affiliates (the “Company Employees”); (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in

Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b)        With respect to each Company Employee Plan which is not a Foreign Benefit Plan, the Company has either filed such plan with the Company SEC Reports or has provided the Buyer with an accurate copy thereof.

(c)        Each Company Employee Plan that is not a Foreign Benefit Plan is being administered in accordance with all applicable Laws, including, without limitation, ERISA and the Code and the regulations thereunder and in accordance with its terms; (ii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations that would, individually or in the aggregate, result in a Company Material Adverse Effect; and (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to directors or executive officers (within the meaning of The Sarbanes-Oxley Act of 2002).

(d)        With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(e)        With respect to each Company Employee Plan intended to qualify under Code Section 401(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); (iv) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan); and (v) all amendments required to bring any Company Employee Plan into conformity with any applicable provisions of ERISA and the Code, the applicable deadline for which amendments has passed, have been duly adopted.

(f)         Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has (i) contributed to a Company Employee Plan which is subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)        With respect to any Company Employee Plan: (i) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is, in progress, pending or, to the knowledge of the Company, threatened; and (ii) no actions, suits, claims or disputes are pending or, to the knowledge of the Company, threatened.

(h)        No Company Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.14(h) of the Company Disclosure Schedule, each a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in substantial compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(i)         There is no contract, plan or arrangement (written or otherwise) covering any employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(j)         No outstanding Company Stock Options have an exercise price that is lower than the fair market value per share of the Company Common Stock at the time such Company Stock Options were awarded.

3.15     Compliance With Laws.   The Company and each of its Subsidiaries is in compliance with all statutes, laws, rules, orders and regulations to which each such is subject, or by which such entity or any property or asset of such entity is bound or affected, except for failures to comply that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

3.16     Permits.   The Company and each of its Subsidiaries have all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders from Governmental Entities required for each such entity to own, lease and operate its properties or to carry on its businesses as now being conducted (the “Company Permits”), except for such Company Permits, the absence of which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and each Subsidiary is in compliance with the Company Permits and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where such suspension or cancellation of any of the Company Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.17     Labor Matters.   Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to the knowledge of the Company, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees. The Company and each of its Subsidiaries is in compliance with the Workers Adjustment Retraining Notification (WARN) Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, Executive Order 11246, all federal anti-discrimination laws, and any other similar state or local laws. All independent contractors engaged by the Company or any of its Subsidiaries are, in all material respects, properly classified with regard to eligibility for minimum wage and overtime under the FLSA and similar applicable state laws, and neither the Company nor any Subsidiary has any material liability for any misclassification of any employee exempt from overtime or minimum wage.

3.18     Insurance.   Section 3.18 of the Company Disclosure Schedule lists all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations, true and complete copies of which have been made available to the Buyer. Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect (a) all such policies are legal, valid, binding, enforceable in accordance with their terms and in full force and effect, (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any such policy, (c) to the knowledge of the Company, no insurer on any insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any insurance policy, and (e) the insurance policies are sufficient for compliance with all requirements of Law and of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

3.19     Accounts Receivable; Inventories

(a)        All accounts receivable of the Company and the Subsidiaries (collectively, the “Accounts Receivable”) (i) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and (ii) have arisen (A) from bona fide transactions in the ordinary course of business, and (B) under valid and enforceable Contracts (whether oral, written or through course of conduct) to which the Company or a Subsidiary is a party. All Accounts Receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts substantially consistent (as a percentage of Accounts Receivable) with the allowance for doubtful accounts reflected on the Company Balance Sheet, which allowance shall be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected on the Company Balance Sheet. To the knowledge of the Company, there is no contest, claim or written demand for set-off of any Account Receivable relating to the amount or validity of such Account Receivable.

(b)        With respect to the inventories of the Company and the Subsidiaries (the “Company Inventories”), all Company Inventories (whether classified as raw materials or finished goods) consist of a quality and quantity usable or saleable in the ordinary course of business except for (i) excess or obsolete items, or (ii) items of below-standard quality (clauses (i) and (ii), collectively, the “Impaired Inventory”). The net realizable value of Impaired Inventory of the Company and its Subsidiaries is substantially consistent (as a percentage of the value of the Company Inventories) with the value of such Impaired Inventory, net of reserves therefor, reflected on the Company Balance Sheet. Each of the Company and each Subsidiary has adequate quantities and types of inventories to enable it to conduct its business consistent with past practices and anticipated operations.

3.20     Opinion of Financial Advisor.   The financial advisor of the Company, Jefferies & Company, Inc., has delivered to the Company Board an opinion to the effect that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by the Buyer or Merger Sub.

3.21     Brokers; Fees.   No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except Jefferies & Company, Inc. The Company has furnished to the Buyer a complete and correct copy of any Contract between the Company and Jefferies & Company, Inc. pursuant to which Jefferies & Company, Inc. could be entitled to any payment from the Company relating to the Transactions.

3.22     Transactions with Affiliates.   Other than as described in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (a) officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (c) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act. Other than as described in the Company SEC Reports no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind (other than less than one percent of the outstanding shares of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (ii) participating in any material transaction to which the Company or any of its Subsidiaries is a party, or (iii) otherwise a party to any Company Material Contract, arrangement or understanding with the Company or any of its Subsidiaries.

3.23     Corrupt Gifts and Payments.   To the knowledge of the Company, none of the Company, any Subsidiary, or any director, officer, employee or other Person associated with or acting on behalf of the Company or any Subsidiary, has (i) used any Company or Subsidiary funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any governmental official or employee from any Company or Subsidiary funds, or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.24     Indebtedness.   Neither the Company nor any of its Subsidiaries is subject to or is liable for any Indebtedness, excluding Indebtebtedness between or among the Company and its Subsidiaries (whether or not such Subsidiary is consolidated with the Company for financial reporting purposes). “Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication: (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable; (iii) all obligations of the Company or any of its Subsidiaries as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of the Company or any of its Subsidiaries (whether or not such obligation is assumed by the Company or any of its Subsidiaries).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
MERGER SUB

The Buyer and the Merger Sub represent and warrant to the Company on the date hereof as follows:

4.1        Organization, Standing and Power.   Each of the Buyer and the Merger Sub (i) is a limited liability company (in the case of Buyer) or a corporation (in the case of Merger Sub) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing necessary, except for (with respect to clause (iii) only) such failures to be so qualified or licensed or in good standing, individually or in the aggregate, that could not result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or the Merger Sub to consummate the Transactions.

4.2        Authority; No Conflict; Required Filings and Consents.

(a)        Each of the Buyer and the Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by the Buyer and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)        The execution, delivery and performance of this Agreement by each of the Buyer and the Merger Sub do not, and the consummation by the Buyer and the Merger Sub of the Transactions will not, (i) conflict with or violate any provision of the Certificate of Formation, Limited Liability Company Agreement, Articles of Incorporation, By-laws or other organizational documents of the Buyer or the Merger Sub, (ii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to any right or obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer or any property or asset of the Buyer is bound or affected, (iii) subject to compliance with the requirements specified in Section 4.2(c), conflict with or violate any Law applicable to the Buyer or by which any property or assets of the Buyer are bound or affected.

(c)        No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by the Buyer or the Merger Sub in connection with the execution, delivery and performance of this Agreement by the Buyer or the Merger Sub or the consummation by the Buyer or the Merger Sub of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State of Minnesota and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company, Buyer or Merger Sub is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the SEC under the Exchange Act, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(d)        No vote of the holders of any class or series of the Buyer’s capital stock, membership interests or other securities is necessary for the approval of this Agreement and the consummation by the Buyer of the Transactions.

4.3        Information Provided.   To the knowledge of Buyer and Merger Sub, the information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the Proxy Statement in connection with the Company Meeting shall not, on the date the Proxy Statement or such materials are first mailed to the stockholders of the Company, at the time of the Company Meeting or at the time of any amendment or supplement thereof, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein not false or misleading. If at anytime prior to the Company Meeting any fact or event relating to the Buyer or the Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement is discovered by the Buyer, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event. No representation is made by the Buyer or the Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company in connection with the preparation of the Proxy Statement.

4.4        Operations of the Buyer and the Merger Sub.   Each of the Buyer and the Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5        Litigation.   There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened or contemplated against the Buyer or the Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, has had or could result in a Buyer Material Adverse Effect.

4.6        Financing.   At the Closing, the Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement.

ARTICLE V
CONDUCT OF BUSINESS

5.1        Covenants of the Company.   Except as expressly provided herein, as set forth in Section 5.1 of the Company Disclosure Schedule, or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to substantially preserve the assets and properties of the Company and the Subsidiaries, and to substantially preserve the relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise require by Law, the Company agrees that, during the Pre-Closing Period, neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld):

(a)        (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)        issue, deliver, sell, grant, pledge or otherwise dispose of, encumber or subject to any Lien, or authorize such issuance, delivery, sale, pledge, disposition, encumbrance or subjection to such Lien, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, or any other ownership interest of the Company or any Subsidiary (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);

(c)        amend the Company Charter Documents or the Subsidiary Charter Documents;

(d)        (i) acquire, by merger or consolidation or by any other means, (A) any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except for the Transactions, or (B) any assets which have an aggregate value in excess of $250,000, or (ii) authorize, or make any commitment with respect to, any capital expenditures which exceed $35,000 individually or $250,000 in the aggregate, (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, any real property, or (iv) enter into any new line of business;

(e)        sell, lease, license, assign, pledge, subject to a Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries which have an aggregate value in excess of $250,000;

(f)         (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person or amend any such existing indebtedness, or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(g)        make any material changes in accounting methods or principles, except as may be required by a change in GAAP;

(h)        except as required to comply with applicable Law or agreements, plans, or arrangements existing on the date hereof and except for the renewal of existing plans or programs, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any director, officer or employee, or any collective bargaining agreement, (ii) increase the compensation or benefits of any present or former directors, officers or employees of the Company or its Subsidiaries (except for normal salary increases and bonus payments in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement or by any agreement outstanding on the date hereof, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (except for the payment of bonuses to employees in accordance with the provisions of the Company’s existing sales incentive programs, all of which are listed in Section 5.1(h) of the Company Disclosure Schedule), (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course, (vi) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary, (vii) undertake any other action, (other than those listed in Section 9.4) that confers upon any current or former employee, officer, director or consultant of the Company or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (viii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(i)         enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business;

(j)         make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company in the ordinary course of business consistent with past practice, and routine advances for business expenses in the ordinary course;

(k)        cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, would not have a Company Material Adverse Effect; or

(l)         make any change (or file for such change) in any method of Tax accounting, except as required by GAAP or Law;

(m)      make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

(n)        waive, release, assign, settle or compromise any pending or threatened Action (i) requiring payment by the Company or any Subsidiary in excess of $150,000 individually or $250,000 in the aggregate, unless such payments are fully covered by the Company’s or such Subsidiary’s insurance policies, or (ii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holder by the Company or any Subsidiary, or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice, or to consummate the Transactions;

(o)        pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

(p)        (i) enter into, materially amend or modify, or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights under any Material Contract, or (iii) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract that would be required to be set forth in Section 3.11 of the Company Disclosure Schedule if in effect on the date of this Agreement, provided that, the foregoing shall not prohibit the Company from (i) entering into new customer contracts materially consistent with the Company’s standard terms and conditions and at pricing consistent with the Company’s ordinary course of business, or (ii) entering into or modifying the Contracts (A) that have been subject to prior negotiation and are identified in Section 5.1 of the Company Disclosure Schedule and (B) for which the latest drafts of such negotiated Contracts as of the date hereof (such Contracts, the “Negotiated Contracts” and such drafts, the “Working Drafts”) have been delivered to Buyer prior to the date hereof, provided, that, neither the Company nor any Subsidiary shall enter into or modify any Negotiated Contract to the extent that, as compared to the applicable Working Draft, (x) the price terms of such Negotiated Contract would, in the aggregate, be any materially less favorable to the Company or such Subsidiary, or (y) the other terms and conditions of such Negotiated Contract would be materially less favorable to the Company or such Subsidiary;

(q)        except as set forth in Section 5.1 of the Company Disclosure Schedule, fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(r)        except as disclosed in Section 5.1 of the Company Disclosure Schedule, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(s)        (i) permit any Subsidiary to own any real property other than currently owned by such Subsidiary, or (ii) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;

(t)         amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except as required by this Agreement;

(u)        fail to (i) maintain any material real property to which the Company and any of its Subsidiaries have ownership or a leasehold interest in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property, and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use thereof;

(v)        adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries other than as contemplated hereunder;

(w)       take, or agree or commit to take, any action that would, or would reasonably be expected to, result in a Company Material Adverse Effect at, or as of any time prior to, the Effective Time or that would result in any of the conditions to the Merger set forth in Article VII not being satisfied, or agree to omit to take any action necessary to prevent any such Company Material Adverse Effect as of such time or to prevent any such condition from not being satisfied;

(x)        except as otherwise contemplated herein, grant any waiver to any party with respect to any applicable state anti-takeover statute, including Sections 302A.671 and 302A.673 of the MBCA; or

(y)        announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing actions.

5.2        Confidentiality.   The parties acknowledge that Buyer and the Company have previously executed a confidentiality agreement, dated as of March 10, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.

5.3        Support of Transaction.   Except as expressly permitted by this Agreement, neither the Company, the Buyer nor the Merger Sub shall engage in any action with the intent, directly or indirectly, to adversely affect the Transactions.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1        No Solicitation.

(a)        No Solicitation.   During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its (and its Subsidiaries’) directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)         solicit, seek, facilitate, knowingly encourage or initiate any inquiries or make or facilitate the making of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal;

(ii)       furnish or disclose any non-public information with respect to the Company or any of its Subsidiaries to any Person regarding any Acquisition Proposal;

(iii)      engage, continue or otherwise participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with any Person or any of its Representatives regarding any Acquisition Proposal; or

(iv)       except as set forth on Section 6.1(a)(iv) of the Company Disclosure Schedule, terminate, waive or amend any provision of any existing standstill agreement to which the Company or any Subsidiary is a party (all of which shall be enforced by the Company and its Subsidiaries).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to the Company’s compliance with this Section 6.1, the Company may, prior to the adoption of the Company Voting Proposal, to the extent necessary for the Company Board or the Special Committee to comply with its fiduciary obligations under applicable Law, as determined in good faith by the Company Board or the Special Committee (and after consultation with its outside legal counsel), furnish Company related information to, or engage in negotiations or discussions with, any Person and/or its Representatives in response to a bona fide, unsolicited written Acquisition Proposal received by the Company after the date of this Agreement provided that all of the following conditions are met:

(A)       the Company Board or the Special Committee, as the case may be, must determine in good faith that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal;

(B)       such Acquisition Proposal must not have resulted from a material breach by the Company of this Section 6.1; and

(C)       prior to furnishing any information with respect to the Company, the Person making such Acquisition Proposal must have executed a confidentiality agreement the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement.

(b)        No Change in Recommendation or Alternative Acquisition Agreement.   During the Pre-Closing Period, the Company Board and the Special Committee shall not:

(i)         withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Company Board or the Special Committee with respect to the Merger, the Company Voting Proposal or any other Transaction;

(ii)       cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, arrangement, agreement in principle, acquisition agreement or merger agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) and subject to Section 6.1(c); or

(iii)      approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1, the Company may, prior to the adoption of the Company Voting Proposal by the Company’s stockholders, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board or the Special Committee, as the case may be, (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, approve and recommend such Superior Proposal and, in connection with such Superior Proposal, the Company Board may withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or terminate this Agreement pursuant to Section 8.1(e)(ii); provided, however, prior to a Change in the Company Recommendation pursuant to this Section 6.1(b) or a termination pursuant to Section 8.1(e)(ii), the Buyer shall have the right, within three (3) Business Days of the Buyer’s receipt of written notice of a Superior Proposal from the Company (including the material terms and conditions thereof and the identity of the Person making any such Superior Proposal), to make an offer that the Company Board (or the Special Committee, as the case may be) determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(c)        Notices to the Buyer.   The Company shall as promptly as reasonably practicable (and in any event within 48 hours of receipt by the Company) (i) provide notice to the Buyer of receipt by the Company, its Subsidiaries or Representatives of any Acquisition Proposal (including all modifications thereto), (ii) provide notice to the Buyer of any inquiry, request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to any Acquisition Proposal, (iii) provide to the Buyer a copy of any Acquisition Proposal (including all modifications thereto) (or where no copy is available, a description of the material terms and conditions of any such Acquisition Proposal, including all modifications thereto) and the identity of the Person making any such Acquisition Proposal, and (iv) shall keep the Buyer reasonably informed of the status of any such Acquisition Proposal, any modifications or developments with respect to such Acquisition Proposal and any communications with respect thereto. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not (and shall cause its Subsidiaries to not) enter into any confidentiality or similar agreement which would prohibit or limit the Company from providing the foregoing information to the Buyer. The Company agrees that neither it nor any Subsidiary shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Subsidiaries is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement.

(d)        Certain Permitted Disclosure.   Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if the Company Board or the Special Committee determines in good faith, that such action is necessary for the Company Board or the Special

Committee to comply with its fiduciary obligations under applicable Law; provided, however, that neither the Company nor Company Board nor the Special Committee shall (i) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (ii) withdraw, modify or amend the recommendation of the Company Board or Special Committee with respect to the Merger or the Company Voting Proposal, unless, in either such case the requirements of this Section 6.1 have been complied with and satisfied.

(e)        Definitions.   For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of 20% or more of the assets of the Company and its Subsidiaries on a consolidated basis in any single or series of related transactions, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company, in a single or series of related transactions, of securities representing 20% or more of the voting power of the capital stock or other securities of the Company or any of its Subsidiaries, (C) relating to the acquisition in any manner, directly or indirectly, in a single or series of related transactions, of securities representing 20% or more of the voting power of the capital stock or other securities of the Company or any of its Subsidiaries (whether by tender offer, exchange offer, stock purchase or otherwise), or (D) any other transaction having a similar effect to those described in clauses (A)-(C), in each case other than the Transactions or (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal not solicited, initiated or made in violation of this Section 6.1 which (i) relates to more than 50% of the voting power of the capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries and (ii) the Company Board or the Special Committee determines in its good faith judgment (after consultation with its financial advisor) to be on terms and conditions more favorable to the holders of Company Common Stock from a financial point of view (in such capacities as holders) than the Transactions, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer).

(f)         Cessation of Discussions.   The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of an Acquisition Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.1.

(g)        Business Combinations.   The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 302A.673 of the MBCA (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 8.1(e).

6.2        Proxy Statement.   As soon as reasonably practicable after the execution of this Agreement (but in any event within 15 Business Days of from the date hereof), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Subject to Section 6.1(b), the Company, acting through the Company Board or the Special Committee, shall include in the Proxy Statement the unanimous (of those directors that were present) recommendation of the Company Board or the Special Committee that the stockholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”). The Company shall respond promptly to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. If at any time prior to the Company Meeting, any information relating to the Company, the Buyer or any of their respective affiliates, officers or directors, is discovered by the Company or the Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing the Buyer a reasonable opportunity to review and comment on such documents and shall include in such documents comments reasonably proposed by the Buyer.

6.3        Nasdaq Quotation.   The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The NASDAQ Stock Market during the term of this Agreement.

6.4        Access to Information and Customers.

(a)        The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel, and other Representatives, reasonable access, upon reasonable written notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel, records, offices and facilities as the Buyer shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreement; provided, further, that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties. Without limiting the foregoing, the Buyer and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company’s and its Subsidiaries’ properties. The Buyer will hold, and instruct all such accountants, counsel, and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the terms of the Confidentiality Agreement. Any actions taken pursuant to this Section 6.4, and/or the failure to take any actions pursuant to this Section 6.4 shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b)        During the Pre-Closing Period, the Company will provide the Buyer with reasonable access to the Company’s customers subject to the terms of this Section 6.4(b). If the Buyer desires to contact or meet with any customer of the Company, the Buyer will request authorization from the Company to make such contact or have such meeting, and will inform the Company of the intended purpose and subject matter of the communication or meeting. Upon the Company’s consent (which shall not be unreasonably withheld) and such customer’s agreement to participate, the Buyer shall have the right to proceed with the customer contact or meeting, provided that (i) the Buyer shall use all reasonable efforts to ensure that the scope and subject matter of the meeting remains within the parameters agreed to by the Buyer and the Company, and (ii) an executive or other duly authorized representative of the Company must be present during any customer contact or meeting pursuant to this Section 6.4(b) (provided that the Company shall make such Persons reasonably available for such contacts or meetings).

6.5        Stockholders Meeting.   The Company shall take all actions in accordance with applicable Law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable following the date of this Agreement the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Company Board shall recommend approval of the Company Voting Proposal by the stockholders of the Company and include the Company Recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify in a manner adverse to the Buyer, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the Company Recommendation. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the approval of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market, the MBCA or under other applicable Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Unless this Agreement shall have been terminated pursuant to Section 8.1, the Company shall hold the Company Meeting regardless of whether there has been a Change in the Company Recommendation.

6.6        Mutual Cooperation.

(a)        Subject to the terms hereof, including Section 6.6(b), each of the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their reasonable best efforts to:

(i)         take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable;

(ii)       as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party or any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions;

(iii)      as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law;

(iv)       Merger Sub, the Company, and Buyer shall use their respective reasonable best efforts to obtain any third party consents (i) necessary to consummate the Transactions, or (ii) disclosed in Section 6.6(a)(iv) of the Company Disclosure Schedule. If the Company fails to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Buyer, to minimize any adverse effect upon the Surviving Corporation and its business resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(v)        contest any legal proceeding relating to the Merger or the other Transactions; and

(vi)       execute or deliver any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the Transactions. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)        The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other Transaction under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c)        Subject to appropriate confidentiality protections, each of Buyer and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Entity, and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.

6.7        Public Disclosure.   Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the Transactions without the prior written approval of the other party, except as may be required by law, regulation or judicial rule or the rules and regulations of The Nasdaq Stock Market or in connection with the enforcement of this Agreement, in which case the parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication. Other than as required by the immediately preceding sentence, any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer, and the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8        Indemnification.

(a)        From the Effective Time through the expiration of all applicable statutes of limitation, the Buyer and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law (including under the MBCA with respect to officers, directors or employees of Minnesota corporations) indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the Transactions, whether asserted or claimed prior to, at or after the Effective Time, to the same extent provided in the Articles of Incorporation of the Company. Each Indemnified Party will be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation promptly after the receipt by the Surviving Corporation from the Indemnified Party of a request therefor, provided that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the MBCA, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the expiration of the statute of limitations applicable thereto, the provisions of this Section 6.8(a) shall continue in effect until the final disposition thereof.

(b)        The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable Law after the Effective Time.

(c)        The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) if such tail coverage is not available, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend, pursuant to Section 6.8(c)(i) or Section 6.8(c)(ii), an aggregate total amount in excess of the product obtained from multiplying six (6) by an amount equal to 100% of the total current annual premiums paid by the Company for directors’ and officers’ liability insurance; further provided, that in the event of an expiration, termination or cancellation of such current directors’ and officers’ insurance policies (other than an expiration, termination or cancellation arising out of acts or omissions by the Buyer or the Merger Sub), the Buyer or the Surviving Corporation shall solely be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.8(c)(ii) of the Company Disclosure Schedule.

(d)        The Buyer and the Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8; provided that the Indemnified Party must provide an undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

(e)        The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f)         In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.8.

6.9        Notification of Certain Matters.   The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence, or non occurrence, of any event the occurrence, or non occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, in the case of representations or warranties not qualified by any “material” or “Company Material Adverse Effect” qualifier, or in any respect, in the case of representations or warranties qualified by the “material” or “Company Material Adverse Effect” qualifier, and (b) any failure of the Company, Buyer or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company, of any notice or other communication (i) from any Person and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives alleging that the consent of such Person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Entity and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives in connection with this Agreement or the Transactions, and (iii) except in the event the Company’s Board of Directors shall have effected a Change in the Company Recommendation, from or to the SEC.

6.10     Exemption from Liability Under Section 16.   Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11     Employee Compensation.   For a twelve-month period following the Effective Time, the Buyer shall use commercially reasonable efforts to provide generally to each employee of the Surviving Corporation or its Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), a total compensation package (including benefits, but not including equity awards) that, in the aggregate, is no less favorable to the total compensation package (including benefits but not including equity awards) provided to such employee immediately prior to the Effective Time.

6.12     Accrued Personal, Sick or Vacation Time.   With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the “PSV Policies”), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if the Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, the Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time in accordance with the terms of the PSV Policies in effect as of the date hereof; and provided, further, that the Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time.

6.13     Service Credit.   Following the Effective Time, the Buyer shall cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (b) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.

6.14     Resignations.   The Company shall use commercially reasonable efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries.

6.15     Standstill Restrictions.   On and after the date of this Agreement and prior to the Closing, neither the Buyer nor any of its Affiliates shall purchase or otherwise acquire any shares of the capital stock or any other securities of the Company or any rights, warrants or options to acquire any such stock or other securities, whether in the open market or in privately negotiated transactions.

6.16     Cooperation with Financing Sources.   Between the date of this Agreement and the Closing Date, at the request of the Buyer or the Merger Sub and in a manner that does not unreasonably disrupt or interfere with the Company’s business operations, the Company agrees to make reasonable efforts to cooperate with Persons evaluating the potential financing of the Transactions on behalf of the Buyer and the Merger Sub, provided that the Buyer shall use all commercially reasonable efforts to (i) respond to any inquiries made by such Persons prior to forwarding such inquiries to the Company, and (ii) limit in-person meetings with the Company to the greatest extent practicable.

ARTICLE VII
CONDITIONS TO MERGER

7.1        Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)        Stockholder Approval.   The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)        HSR Act and Foreign Antitrust Laws.   All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c)        Governmental Approvals.   Other than the filing of the Articles of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other Transactions shall have been filed or been obtained.

7.2        Additional Conditions to Obligations of the Buyer and the Merger Sub.   The obligations of the Buyer and the Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Sub:

(a)        Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement shall be true and accurate as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such particular date) as follows: (i) the representations and warranties of the Company set forth in Section 3.24 shall be true and accurate in all respects except for de minimis inaccuracies of not more than $150,000 in the aggregate; (ii) the representations and warranties of the Company set forth in Sections 3.2, 3.14(a) and 3.21 shall be true and accurate in all respects, except for de minimis inaccuracies which do not, individually or collectively, result in a net increase in the aggregate Merger Consideration or in the costs, expenses or fees associated with the consummation of the Transactions of more than $500,000 in the aggregate; and (iii)  the representations and warranties of the Company set forth in all other Sections shall be true and accurate, except for failures to be true and accurate which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)        Officer’s Certificate.   The Company shall have delivered to the Buyer and the Merger Sub a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(d)        No Restraints.   (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other Transactions or (B) cause the Transactions to be rescinded following consummation; provided, however, that each of the Buyer and the Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(e)        No Company Material Adverse Effect.   No Company Material Adverse Effect shall have occurred since the date hereof.

(f)         Dissenters.   The holders of not more than twenty percent (20%) of the outstanding Company Common Stock shall have exercised dissenters’ rights in accordance with the MBCA (excluding any holders who have exercised but have failed to properly perfect, or have otherwise lost, such rights prior to the Effective Time in accordance with the MBCA).

(g)        Cash and Working Capital Items.   At the Closing, the Company shall deliver to the Buyer a certificate executed by a duly authorized officer of the Company confirming that, as of two days prior to the Closing, (i) the Company’s consolidated cash balance is not less than the amount listed in Section 7.2(g) of the Company Disclosure Schedule, (ii) the Company’s consolidated net working capital balance, measured as of the last day of the most recent closed fiscal month immediately preceding the month in which the Closing Date occurs, is not less than the amount listed in Section 7.2(g) of the Company Disclosure Schedule, and (iii) the Company is, in the ordinary course of business consistent with past practice, current and not past due in all material respects on any payment obligations or liabilities of any kind (including, but not limited to, debt payments, accrued liabilities, payables, etc.), excluding any items that are being contested on a legitimate basis in the ordinary course of business which are disclosed by the Company to the Buyer. No more than three Business Days prior to the Closing, the Company shall have provided the Buyer with documentation and/or information reasonably satisfactory to the Buyer confirming that the Company should reasonably be expected to meet the conditions set forth in the immediately preceding sentence as of the Closing Date. Notwithstanding the forgoing, none of the expenditures incurred by the Company in connection with the Transactions which are listed in Section 7.2(g) of the Company Disclosure Schedule, shall be considered in determining whether any of the conditions in this Section 7.2(g) have been satisfied.

(h)        Further Actions.   The Company shall have performed in all respects all of the actions listed in Section 7.2(h) of the Company Disclosure Schedule.

7.3        Additional Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)        Representations and Warranties.   The representations and warranties of the Buyer and the Merger Sub set forth in this Agreement shall be true and accurate as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) as follows: (i) the representations and warranties set forth in Sections 4.2(a) shall be true and accurate in all respects, except for de minimis inaccuracies which do not materially affect the Buyer and the Merger Sub’s ability to complete the Transactions; and (ii) all other representations and warranties of the Buyer and the Merger Sub shall be true and accurate, except for such exceptions to such representations and warranties which, individually or in the aggregate, have not had and could not reasonably be expected to have a Buyer Material Adverse Effect (it being understood that a breach of the representations and warranties set forth in Section 4.6 shall be deemed to constitute a Buyer Material Adverse Effect); provided, however, that in the case of (ii) above, to the extent that portions of such representations and warranties are qualified by a “materiality” or “Buyer Material Adverse Effect” qualifier, such portions of such representations and warranties shall be true and accurate in all respects after giving effect to such qualifiers.

(b)        Performance of Obligations of the Buyer and the Merger Sub.   The Buyer and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Buyer by its President to such effect.

(c)        Officer’s Certificate.   The Buyer and the Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of the Buyer and the Merger Sub certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(d)        No Restraints.   (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other Transactions or (B) cause the Transactions to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(e)        Financing.   The Buyer shall have sufficient funds to consummate the Merger and the other Transactions and, at or prior to the Closing, shall have provided evidence thereof reasonably satisfactory to the Company.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1        Termination.   This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected and the date of such termination (the “Termination Date”):

(a)        by mutual written consent of the Buyer, the Merger Sub and the Company; or

(b)        by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2006 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date; and provided, further, that, if a request for additional information is received from the U.S. Federal Trade Commission (“FTC”) or Department of Justice (“DOJ”) pursuant to the HSR Act, such Outside Date will be extended to the 90th Day following acknowledgment by the FTC or DOJ, as applicable, that the Buyer and the Company have compiled with such request, but in any event not later than February 15, 2007; or

(c)        by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

(d)        by either the Buyer or the Company if, at the Company Meeting (including any adjournments or postponements thereof to any date prior to the Outside Date) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the approval of the Company Voting Proposal shall not have been obtained;

(e)        by the Company or the Buyer, if the Company Board or the Special Committee, pursuant to and in compliance with Section 6.1, shall have either (i) approved or recommended to the stockholders of the Company any Superior Proposal, or (ii) effected a Change in the Company Recommendation;

(f)         by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) by its nature is not capable of being cured or, if reasonably capable of being cured, shall not have been cured by the Company within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g)        by the Company, if the Company is not in material breach of its obligations under this Agreement and there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) by its nature is not capable of being cured or, if reasonably capable of being cured, shall not have been cured by the Buyer or the Merger Sub, as the case may be, within twenty (20) Business Days following receipt by the Buyer and the Merger Sub of written notice of such breach or failure to perform from the Company.

For the purposes of clarification, the right of each party (the “Non-Breaching Party”) to terminate in the case of Sections 8.1(f) or 8.1(g) above, respectively, shall apply to a breach of any representation or warranty made by the other party (the “Breaching Party”) on the date hereof or the failure to perform any covenant of the Breaching Party during the Pre-Closing Period, in each case, regardless of whether the Closing Date has occurred, if such breach (i) is of a nature that would otherwise cause the conditions to the obligations of the Non-Breaching Party set forth in Sections 7.2(a) or 7.2(b), on the one hand, or Sections 7.3(a) or 7.3(b), on the other hand, not to be satisfied, and (ii) if curable, is not cured in accordance with Sections 8.1(f) or 8.1(g), as the case may be.

Notwithstanding anything to the contrary in this agreement, (i) no party to this Agreement shall have the right to amend, modify, supplement or otherwise update its Disclosure Schedule and (ii) to the extent that any of the Company, Buyer or Merger Sub otherwise has the right pursuant to this Agreement to cure its breach of or failure to perform any representation, warranty, covenant or agreement made on the date hereof, no such party shall be deemed to have cured such breach or failure to perform through any purported amendment, modification, supplement or update of its Disclosure Schedule or by virtue of any qualification to its officer’s certificate to be delivered pursuant to Sections 7.2 and 7.3, as applicable.

8.2        Effect of Termination.   In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Sub or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that the provisions of Section 5.2 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3        Fees and Expenses.

(a)        Except as otherwise set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. “Expenses,” as used in this Agreement, shall include all reasonable out of pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including financing fees), hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

(b)        The Company agrees that if this Agreement shall be terminated:

(i)         by the Buyer or the Company pursuant to Section 8.1(d), then the Company shall pay the Buyer the Company Termination Fee and the Termination Expenses if and only if (A) at the time of the Company Meeting there was a publicly announced and not withdrawn Acquisition Proposal, and (B) concurrently with such termination or within three hundred and fifteen (315) days after the Termination Date, the Company enters into definitive agreement to effect, or consummates, an Acquisition Proposal;

(ii)       by the Buyer or the Company pursuant to Section 8.1(e), then the Company shall pay the Buyer the Company Termination Fee and the Termination Expenses; or

(iii)      by the Buyer pursuant to Section 8.1(f), then the Company shall pay the Buyer the Company Termination Fee and the Termination Expenses.

(c)        The Company Termination Fee shall be paid to the Buyer or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement pursuant to Section 8.1(e) or 8.1(f) and (ii) within two Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid to the Buyer or its designee by the Company in immediately available funds within two Business Days after the later of (i) the event that give rise to such payment obligation, and (ii) receipt by the Company of reasonable documentation with respect to such Expenses.

(d)        For purposes of:

(i)         this Section 8.3, Acquisition Proposal shall have the meaning assigned to such term in Section 6.1(e).

(ii)       this Agreement, the term “Company Termination Fee” means an amount equal to $1,500,000.

(iii)      this Agreement, the term “Termination Expenses” means an amount, not to exceed $1,000,000, equal to the reasonably documented Expenses of the Buyer and the Merger Sub.

(e)        The Buyer agrees that, if the Company shall terminate this Agreement pursuant to Section 8.1(g), then the Buyer shall pay to the Company a fee of $3,000,000 (the “Buyer Termination Fee”) in immediately available funds concurrently with and as a condition to the effectiveness of a termination of this Agreement pursuant to Section 8.1(g).

(f)         Each of the Company and the Buyer acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. If the Buyer brings an Action alleging that the Company has failed to pay the Company Termination Fee or any Termination Expenses when due, or if the Company brings an Action alleging that the Buyer has failed to pay the Buyer Termination Fee, the party who prevails in such Action shall be reimbursed by the other party for all reasonable costs and expenses actually incurred or accrued by such prevailing party (including reasonable fees and expenses of counsel) in connection with such Action.

8.4        Amendment.   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Stockholder Vote, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5        Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors or the Special Committee, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

9.1        Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11, 6.12, 6.13, 8.2 and 8.3 and Article IX.

9.2        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Merger Sub, to :
Inomax, LLC
c/o The ComVest Group
One North Clematis, Suite 300
West Palm Beach, Florida 33401
Attn:Stephen Winslett
Facsimile: (561) 868-6098
with a copy to:
Akerman Senterfitt
One Southeast Third Avenue
Miami, Florida 33131
Attn: Carl Roston
Facsimile: (305) 374-5095

If to the Company, to:
Zomax Incorporated
5353 Nathan Lane
Plymouth, Minnesota 55442
Attn: Chief Financial Officer
Facsimile: (763) 519-3710
with a copy to:
Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Melodie Rose
Facsimile: (612) 492-7077

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3        Entire Agreement.   This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4        No Third Party Beneficiaries.   Except as provided in Sections 6.8 (Indemnification), 6.11 (Employee Compensation), 6.12 (Accrued Personal, Sick or Vacation Time) and 6.13 (Service Credit), this Agreement is not intended, and shall not be deemed, to (a) confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, (b) create any agreement of employment with any Person or (c) otherwise create any third-party beneficiary hereto.

9.5        Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6        Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7        Counterparts and Signature.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8        Interpretation.   When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9        Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Minnesota.

9.10     Remedies.   Notwithstanding anything to the contrary in this Agreement, (i) the Buyer’s receipt of the Company Termination Fee and the Termination Expenses pursuant to Section 8.3(e) shall constitute liquidated damages and shall be the sole and exclusive remedy of the Buyer and Merger Sub for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Company Termination Fee and the Termination Expenses in accordance with Section 8.3, none of the Company or the Subsidiaries, or any officers, directors, employees, agents, representatives or stockholders of the Company or the Subsidiaries, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) the Company’s receipt of the Buyer Termination Fee pursuant to Section 8.3 shall constitute liquidated damages and shall be the sole and exclusive remedy of the Company and the Subsidiaries for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer or the Merger Sub, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Buyer Termination Fee in accordance with Section 8.3, none of the Buyer or Merger Sub or any officers, directors, employees, agents, representatives or stockholders of the Buyer or Merger Sub, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The parties hereto further acknowledge and agree that (1) the amounts of the Company Termination Fee, Termination Expenses, and Buyer Termination Fee represent the parties’

reasonable estimates, as of the date hereof, of the actual damages that would be caused as a result of a breach of, or failure to perform, this Agreement, and (2) as of the date hereof, the amount of actual damages that would be caused as a result of, or failure to perform, this Agreement are difficult to determine by the parties.

9.11     Submission to Jurisdiction.   Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Hennepin County District Court of the State of Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12     Knowledge of the Company.   For the purposes of this Agreement, the phrases “to the knowledge of the Company” or “to the Company’s knowledge” refer to the actual knowledge of the executive officers of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

INOMAX, LLC
By:	ComVest Investment Partners II LLC,
its Manager
	By:	/s/ MICHAEL FALK
	Name:	Michael Falk
	Title:	Managing Partner

ZOMAX MERGER CORP.
By:	/s/ MICHAEL FALK
Name:	Michael Falk
Title:	President
ZOMAX INCORPORATED
By:	/s/ ANTHONY ANGELINI
Name:	Anthony Angelini
Title:	President and CEO

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
ZOMAX INCORPORATED

1.          Name.   The name of the corporation is Zomax Incorporated.

2.          Registered Office and Registered Agent.   The address of the corporation’s registered office in the State of Minnesota is 332 Minnesota Street, Suite N 105, St. Paul, Minnesota 55101, and its registered agent at such address is CorpDirect Agents, Inc.

3.          Authorized Shares.   The aggregate number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares, all of which shares are designated as common shares.

4.          No Cumulative Voting.   There shall be no cumulative voting by the shareholders of the corporation.

5.          No Preemptive Rights.   The shareholders of the corporation shall not have any preemptive rights as defined in the Minnesota Business Corporation Act.

6.          Limitation of Directors’ Liability.   To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment, repeal or modification of this Article SIXTH nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission occurring prior to the time of such amendment, repeal, modification or adoption.

7.          Written Action by Directors.   An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

8.          Written Action by Shareholders.   At any time that the corporation is not a “publicly held corporation” (as defined by Minnesota Statutes Section 302A.011, sub. 40), an action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

IN WITNESS WHEREOF, the undersigned, President and Chief Executive Officer of Zomax Incorporated, being duly authorized on behalf of the corporation, has executed this document this      day of                    , 2006.

President and Chief Executive Officer

Exhibit B

BYLAWS OF ZOMAX INCORPORATED

(omitted)

ANNEX B

Opinion of Jefferies & Company, Inc.

Jefferies & Company, Inc.
520 Madison Ave., 12th Floor
New York, New York 10022
tel	212.284.2300
fax	212.284.2111
www.jefferies.com

August 8, 2006

The Board of Directors
Zomax Incorporated
5353 Nathan Lane
Plymouth, MN 55442

Members of the Board:

We understand that Zomax Incorporated (the “Company”), Inomax, LLC (“Parent”), and Zomax Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of August 7, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $2.09 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We have, in the past, provided financial advisory and financing services to certain affiliates of Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, a vice chairman of Jefferies is a member of the advisory board of an affiliate of Parent. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and of certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed a draft of the Merger Agreement dated as of August 7, 2006, which for purposes of this opinion we have assumed to be identical in all material respects to the definitive Merger Agreement; (ii) reviewed the Company’s operations and prospects; (iii) reviewed certain financial and other information about the Company that was publicly available; (iv) reviewed information furnished to us by the Company’s management, including certain internal financial forecasts and analyses, budgets, reports and other information; (v) reviewed the share trading price history of the Common Stock for a period we deemed appropriate; (vi) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the Company; (vii) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company; (viii) reviewed the premiums paid in selected acquisition transactions; (ix) prepared a discounted cash flow analysis of the Company; and (x) reviewed a liquidation analysis prepared by the Company. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made. In addition, in rendering this opinion we have assumed that the Company will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such financial forecasts could affect the opinion rendered herein.

Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock.

In rendering this opinion we have also assumed with your consent that: (i) the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the Consideration; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to us by the Company, as of the dates of such financial statements.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter relating thereto. We express no opinion as to the price at which shares of Common Stock will trade at any future time. Our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Verytruly yours,
[Signature to come]
JEFFERIES & COMPANY, INC.

ANNEX C

Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act
Minnesota Statutes 2005, 302A.471

302A.471 Rights of dissenting shareholders.

Subd. 1.    Actions creating rights.   A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)        unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1)        alters or abolishes a preferential right of the shares;

(2)        creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3)        alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4)        excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5)        eliminates the right to obtain payment under this subdivision;

(b)        a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)        a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d)        a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

(e)        a plan of conversion adopted by the corporation; or

(f)         any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.    Beneficial owners.   (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)        A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.    Rights not to apply.   (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)        If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c)        Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1)        The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2)        The applicability of clause (1) is determined as of:

(i)         the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii)       the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3)        Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4.    Other rights.   The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

HIST: 1981 c 270 s 80; 1987 c 203 s 2,3; 1988 c 692 s 10; 1991 c 49 s 16; 1992 c 517 art 1 s 15;
1993 c 17 s 40; 1994 c 417 s 5; 1997 c 10 art 1 s 24; 1999 c 85 art 1 s 11; 2000 c 264 s 6,7; 2002 c 311 art 1 s 20; 2004 c 199 art 14 s 16,17

Minnesota Statutes 2005, 302A.473

302A.473 Procedures for asserting dissenters’ rights.

Subd 1.     Definitions.   (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)        “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c)        “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d)        “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2.    Notice of action.   If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3.    Notice of dissent.   If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4.    Notice of procedure; deposit of shares.   (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1)        the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2)        any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3)        a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4)        a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)        In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.    Payment; return of shares.   (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)        the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)        an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3)        a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)        The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)        If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.    Supplemental payment; demand.   If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7.    Petition; determination.   If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.    Costs; fees; expenses.   (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)        If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)        The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

HIST: 1981 c 270 s 81; 1987 c 104 s 30-33; 1993 c 17 s 41,42; 1997 c 10 art 1 s 25; 2004 c 199
art 14 s 18,19

PROXY

ZOMAX INCORPORATED

SPECIAL MEETING OF SHAREHOLDERS

[                  ], 2006

     The undersigned hereby appoints Anthony Angelini and Richard Barnes and each of them, as proxies, with full power of substitution, to vote all shares of common stock of Zomax Incorporated that the undersigned is entitled to vote at the Special Meeting of Shareholders of Zomax to be held on [                ], [                ], 2006 at [                ] [                ].m. and at any adjournment or postponement thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated [                ], 2006, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Zomax Incorporated. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Continued on Reverse

COMPANY #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 6:00 p.m. (CT) on                         , 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available (0000 for non-U.S. holders without numbers).  Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/zomx/ – QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 6:00 p.m. (CT) on                 , 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available (non-U.S. holders without numbers will leave blank).  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Zomax Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

 If you vote by Phone or Internet, please do not mail your Proxy Card

ä Please detach here ä

     The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	Approval of the Agreement and Plan of Merger dated as of August 8, 2006 among Inomax, LLC, Zomax Merger Corp. and Zomax Incorporated, as it may be amended from time to time (the “Merger Agreement”).

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

2.

Approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT, AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE.

Please sign and date this Proxy below and return in the enclosed envelope.

Dated:	, 2006

(Signature)

(Signature)

Please date and sign your name as it appears hereon. When
signing as an attorney, executor, administrator, guardian or in some other representative capacity, please give full title. All joint owners must sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS